Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 31, 2019, by and among Truli Technologies, Inc., a Delaware corporation (“Truli”), Truli Acquisition Co., Inc., a Delaware corporation and wholly-owned subsidiary of Truli (“Merger Sub”), and Recruiter.com, Inc., a Delaware corporation (“Recruiter”), with respect to the following facts:

A. The Board of Directors of Recruiter (the “Recruiter Board”) has approved and declared advisable this Agreement, the Merger, and the transactions contemplated herein upon the terms and subject to the conditions set forth, and has determined that the transactions contemplated by this Agreement are fair to, and in the best interests of, its stockholders.

B. A Special Committee (the “Truli Committee”) of the Board of Directors of Truli (the “Truli Board”) has approved and declared advisable this Agreement, the Merger, and the transactions contemplated herein upon the terms and subject to the conditions set forth, and has determined that the transactions contemplated by this Agreement are fair to, and in the best interests of, its stockholders.

C. The Board of Directors of Merger Sub has approved and declared advisable this Agreement, the Merger, and the transactions contemplated herein upon the terms and subject to the conditions set forth, and has determined that the transactions contemplated by this Agreement are fair to, and in the best interests of, its stockholders.

D. The requisite majority of the voting power of Recruiter has approved this Agreement, the Merger, and the transactions contemplated herein upon the terms and subject to the conditions set forth.

E. The stockholder of Merger Sub has approved this Agreement, the Merger, and the transactions contemplated herein upon the terms and subject to the conditions set forth.

F. For U.S. federal income tax purposes, the parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

In consideration of the promises contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
DEFINITION OF TERMS

1.1 Certain Definitions. For purposes of this Section 1.1, capitalized words and terms have the following meanings:

“Action” means any private or governmental claim, action, suit (whether in law or in equity), or proceeding of any nature pending in any court or arbitration proceeding or pending before any Governmental Authority.

“Adverse Consequences” shall mean the actual financial loss suffered by an Indemnified Party (which shall be Truli in the event of breach by Recruiter and the Recruiter Stockholders in the event of a breach by Truli) (i.e. reduced by any insurance proceeds or other payment or recoupment received, realized or retained by the Indemnified Party as a result of the events giving rise to the Claim net of any expenses related to the receipt of such proceeds, payment or recoupment, including retrospective premium adjustments, if any), but not any reduction in Taxes of the Indemnified Party occasioned by such loss or damage, provided, however, that Adverse Consequences shall not include consequential damages, a multiple of earnings, a decline in value of the Merger Consideration or any other indirect speculative damages, including punitive damages.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Agreement” means this Merger Agreement.

“Asset Purchase Agreement” shall mean that certain Asset Purchase Agreement, dated March 31, 2019, by and among Truli, Recruiter.com Recruiting Services, LLC, a Delaware limited liability company and a wholly owned subsidiary of Truli, and Genesys.

“Balance Sheet” shall have the meaning contained in Section 3.1(u).

“Balance Sheet Date” shall have the meaning contained in Section 3.1(u).

“Celtic Bank” means Celtic Bank Corporation.

“Claim” means a claim for indemnification asserted by a Party (which shall be Truli in the event of breach by Recruiter and the Recruiter Stockholders in the event of a breach by Truli) against another Party or a third party Claim.

“Closing” means the closing of the Merger and the other transactions contemplated hereby.

“Closing Date” shall have the meaning contained in Section 2.1(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Consulting Agreement” shall have the meaning contained in Section 5.5.

“Contract” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral, but in each case solely to the extent legally binding.

“Customizations” shall have the meaning contained in Section 3.1(m)(9)(B).

“Deferred Compensation Plan” shall have the meaning contained in Section 3.1(n)(6).

“DGCL” means the Delaware General Corporation Law.

“Digital Dropbox” means the online digital dropbox set up by Recruiter to facilitate the transmission of due diligence, ancillary documents and other documents reasonably requested or being provided pursuant to this Agreement.

“Disclosure Schedules” means the Disclosure Schedules delivered with this Agreement.

“Effective Time” shall have the meaning contained in Section 2.1(a).

“EHSR” shall have the meaning contained in Section 3.1(p)(1).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934.

“GAAP” means generally accepted accounting principles.

“General Expiration Date” shall have the meaning contained in Section 5.1(b)(1).

“Genesys” shall mean Genesys Talent LLC, a Texas limited liability company.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Indemnified Party” shall have the meaning contained in Section 5.2.

“Indemnifying Party” shall have the meaning contained in Section 5.2.

“Interim Balance Sheet” shall have the meaning contained in Section 3.1(u).

“Interim Balance Sheet Date” shall have the meaning contained in Section 3.1(u).

“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world, including all trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing; Internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority; original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and designs and inventions, design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.

“Knowledge” means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge with regard to such fact, circumstance, event or other matter, and such knowledge that could be obtained through reasonable inquiry.

“Knowledge of Recruiter” means the Knowledge of Michael Woloshin, Ashley Saddul or Miles Jennings.

“Knowledge of Truli” means the Knowledge of Miles Jennings.

“Law” or “Laws” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Government Authority.

“Liability” or “Liabilities” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.

“License Agreement” means that certain License Agreement effective as of October 27, 2017, by and among Recruiter, Truli and VocaWorks.

“Malicious Code” shall have the meaning contained in Section 3.1(m)(12)(C).

“Material Adverse Effect” means, with respect to any Party, a material adverse effect on (a) the financial condition, results of operations, assets or Liabilities of such Party and its Subsidiaries taken as a whole; provided, however, that, with respect to this clause (a), a Material Adverse Effect shall not be deemed to include effects arising out of, relating to or resulting from (A) changes after the date hereof in applicable GAAP or regulatory accounting requirements, (B) changes after the date hereof in general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States) affecting other companies in the industries in which such Party and its Subsidiaries operate affecting the United States, (C) virtual reality industry, (D) changes after the date hereof in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally and including changes to any previously correctly applied asset marks resulting therefrom, (E) the public disclosure of this Agreement or the contemplated transactions or the consummation of the contemplated transactions, or (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism except, with respect to clauses (A), (B), (C), (D) and (F), to the extent that the effects of such change are materially disproportionately adverse to the financial condition, results of operations or business of such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate; or (b) the ability of such Party to timely consummate the Agreement.

“Material Supplier” shall have the meaning contained in Section 3.1(x)(2).

“Merger” shall mean the exchange of 100% of the outstanding Recruiter Common Stock for the Merger Consideration pursuant to the terms of this Agreement.

“Merger Consideration” shall have the meaning contained in Section 2.3(b).

“Most Recent Financial Statements” shall have the meaning contained in Section 3.1(u).

“Open Source Software” means any Software or Intellectual Property that is distributed as “free” or “open source” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (http://opensource.org/osd) including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), MIT License (MIT), Apache License, Artistic License and BSD Licenses.

“Ordinary Course of Business” means pursuant to or consistent with a Person’s usual or customary practices.

“Party” or “Parties” means Truli and/or Recruiter.

“Permitted Encumbrances” shall have the meaning contained in Section 3.1(r).

“Person” means any individual, group, organization, corporation, partnership, joint venture, limited liability company, trust or entity of any kind.

“Recruiter Charter Documents” shall have the meaning contained in Section 3.1(d).

“Recruiter Common Stock” shall mean the common stock, par value of $0.0001 per share, of Recruiter.

“Recruiter Designees” shall have the meaning contained in Section 5.6(a)(2).

“Recruiter Financial Statements” shall have the meaning contained in Section 3.1(u).

“Recruiter IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which Recruiter is a party, beneficiary or otherwise bound.

“Recruiter IP Registrations” means all Intellectual Property of Recruiter that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Recruiter Products” means all proprietary products and related services of Recruiter that are currently being, or at any time in the past five years have been, offered, licensed, sold, distributed, hosted, maintained, supported or otherwise provided or made available by or on behalf of Recruiter.

“Recruiter Required Approvals” shall have the meaning contained in Section 3.1(c).

“Recruiter Stockholder” shall mean any holder of Recruiter Common Stock.

“Representative” shall mean any respective officers, directors, affiliates, employees, investment bankers, attorneys, accountants or other advisors or representatives of Truli or Recruiter.

“SBA Loan Agreement” shall mean that certain loan agreement, dated October 29, 2013, between Celtic Bank as lender and Recruiter.com, LLC as borrower.

“SEC” shall mean the Securities and Exchange Commission.

“SEC Reports” shall have the meaning contained in Section 4.1(l).

“Securities Act” shall mean the Securities Act of 1933.

“Securities Purchase Agreement” shall have the meaning contained in Section 5.8.

“Software” means any and all computer software and code, including all new versions, updates, revisions, improvements and modifications thereof, whether in source code, object code, or executable code format, including systems software, application software (including mobile apps), firmware, middleware, programming tools, scripts, routines, interfaces, architecture, schematics, records, libraries, and data, databases and data collections, and all related specifications and documentation, including developer notes, comments and annotations, user manuals and training materials relating to any of the foregoing.

“Subsidiary” when used with respect to any Person, means any corporation or other organization, whether incorporated or unincorporated, of which (A) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person (through ownership of securities, by contract or otherwise) or (B) such Person or any subsidiary of such Person is a general partner of any general partnership or a manager of any limited liability company.

“Tax” or “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” or “Tax Returns” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof to be filed on or before the Closing Date.

“Transaction Documents” means this Agreement and the Securities Purchase Agreement.

“Truli Common Stock” shall mean the common stock, par value of $0.0001 per share, of Truli.

“Truli Designees” shall have the meaning contained in Section 5.6(a)(1).

“Truli Financial Statements” shall mean the financial statements included in Truli’s SEC Reports.

“Truli Required Approvals” shall have the meaning contained in Section 4.1(c).

“Truli Representative” shall have the meaning contained in Section 5.2(c).

“Truli Series E Preferred Stock” shall mean Series E Convertible Preferred Stock with the rights, preferences, privileges and restrictions as set forth in the Certificate of Designations filed with the Delaware Secretary of State on March 29, 2019 in the form of Exhibit D.

“WARN Act” shall have the meaning contained in Section 3.1(y)(3).

“VocaWorks” means VocaWorks, Inc., a New Jersey corporation.

Article II

THE MERGER

2.1 Closing; Effective Time.

(a) The closing of the Merger and the other transactions contemplated hereby (the “Closing”) will take place at 10:00 a.m., New York time, on March 31, 2019, unless another time or date is agreed to by the Parties hereto (the “Closing Date”). The Closing shall take place electronically or at such location as the Parties hereto shall mutually agree. If the Closing has not taken place by April 30, 2019, or such later date as the Parties hereto shall mutually agree in writing, this Agreement shall be terminated without liability to either Party in connection with such termination. When used in this Agreement, the term “Effective Time” means the latest date and time as reflected on the Certificate of Merger, as accepted for filing by the Delaware Secretary of State.

(b) At the Closing, Recruiter, Truli and Merger Sub shall cause a Certificate of Merger attached as Exhibit A to be executed and filed with the Delaware Secretary of State to be effective at the Effective Time.

(c) The Closing shall occur only if each condition set forth in Article VI herein has either been met or waived by the all the Parties to this Agreement.

2.2 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the foregoing, at the Effective Time, by virtue of the Merger and in accordance with the DGCL:

(a) Merger Sub shall cease to exist and Recruiter shall be the surviving entity in the Merger (sometimes referred to herein as the “Surviving Corporation”) and a wholly-owned subsidiary of Truli.

(b) All the property, rights, privileges, powers and franchises of Recruiter and Merger Sub shall vest in the Surviving Corporation; and all debts, Liabilities and duties of Recruiter and Merger Sub shall become the debts, Liabilities and duties of the Surviving Corporation.

(c) The Certificate of Incorporation of the Surviving Corporation shall be amended and restated to read in its entirety as set forth on Exhibit B.

(d) The Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of Recruiter, except that references to Merger Sub’s name shall be replaced with references to Recruiter’s name, until thereafter amended in accordance with the terms thereof, the Certificate of Incorporation of Recruiter, or as provided by DGCL.

2.3 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Truli, Merger Sub, or Recruiter or the holder of any capital stock of Truli, Merger Sub, or the Recruiter:

(a) Each share of Recruiter Common Stock that is owned by Truli, Merger Sub, or Recruiter (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries as of immediately prior to the Effective Time will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b) Each share of Recruiter Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled and retired in accordance with Section 2.3(a)) will be converted into the right to receive: (i) a number of shares of Truli Series E Preferred Stock convertible into such number of shares of Truli Common Stock as set forth on Schedule 2.3(b) (the “Merger Consideration”); (ii) any cash in lieu of fractional shares of Truli Series E Preferred Stock payable pursuant to Section 2.5; and (iii) any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such shares of Recruiter Common Stock in accordance with Section 2.8. The shares of Truli Series E Preferred Stock may not be offered, sold, pledged or otherwise transferred for 12 months from the Closing Date. Truli shall enforce this 12 month holding period and shall not waive it except by operation of law as applied to any stockholder who dies or becomes disabled. In the event that Truly shall issue any preferred stock or Truli Common Stock or any securities that are convertible or exercisable into preferred or common stock before, on or within 24 months from the Effective Date at a price that is lesser than the per share value of the Merger Consideration shares, the Recruiter Stockholders shall receive additional shares so that the Merger Consideration shares shall have the same value as of the Effective Date, calculated by using the closing price of Truli Common Stock as of the trading day immediately prior to the Closing assuming that the Truli Series E has been converted into Truli Common Stock without regard to any beneficial ownership limitations. Provided, however, that if Truli Common Stock is listed on any of the New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market, or any successor of the foregoing, this Section 2.3(b) to the extent it provides for the right of the Recruiter Stockholders to receive any additional Merger Consideration shall not apply.

(c) At the Effective Time, all shares of Recruiter Common Stock will no longer be outstanding and all shares of Recruiter Common Stock will be cancelled and retired and will cease to exist, and each holder of: (i) a certificate formerly representing any shares of Recruiter Common Stock (each, a “Certificate”); or (ii) any book-entry shares which immediately prior to the Effective Time represented shares of Recruiter Common Stock (each, a “Book-Entry Share”) will cease to have any rights with respect thereto, except the right to receive (A) the Merger Consideration in accordance with Section 2.8 hereof, (B) any cash in lieu of fractional shares of Truli Series E Preferred Stock payable pursuant to Section 2.5, and (C) any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such shares of Recruiter Common Stock in accordance with Section 2.8.

(d) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of Recruiter. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Recruiter into which they were converted in accordance with the immediately preceding sentence.

2.4 Capitalization following Merger. Immediately following the Closing of the Merger, the closing of the transactions pursuant to that certain Securities Purchase Agreement between Truli and the other parties thereto, dated as of the date of this Agreement, and the closing of the transactions contemplated by the Asset Purchase Agreement, the capitalization of Truli shall be as set forth on Schedule 2.4 hereto.

2.5 Fractional Shares. No fractional shares shall be issued upon the conversion of Recruiter Common Stock pursuant to Section 2.3(b). Notwithstanding any other provision of this Agreement, each holder of shares of Recruiter Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Truli Series E Preferred Stock (after taking into account all shares of Recruiter Common Stock exchanged by such holder) shall in lieu thereof, upon surrender of such holder’s Certificates and Book-Entry Shares, receive in cash (rounded to the nearest whole cent), without interest, an amount equal to such fractional amount on an as-converted basis multiplied by the last reported sale price of Truli Common Stock on the OTC Pink market on the last complete trading day prior to the Effective Time.

2.6 Adjustments. In the event of any reclassification, recapitalization, stock split, combination, stock dividend (including any dividend or distribution of securities convertible into Truli Common Stock) or subdivision with respect to Truli Common Stock, any change or conversion of Truli Common Stock into other securities, any other dividend or distribution with respect to Truli Common Stock (or if a record date with respect to any of the foregoing should occur), prior to the Effective Time, appropriate and proportionate adjustments shall be made to the number of shares of Truli Common Stock issued as part of the Merger Consideration following the Effective Time.

2.7 Exemption from Registration. The shares of Truli Series E Preferred Stock being issued as the Merger Consideration are being offered in reliance on specific exemptions from the registration requirements of United States federal and state securities Laws.

2.8 Procedure for Issuance of Merger Consideration.

(a) As of the Effective Time, Truli shall cause V Stock Transfer, LLC to issue to each of the Recruiter Stockholders the number of shares of Truli Series E Preferred Stock set forth in Schedule 2.3(b) as the Merger Consideration. The share certificates for the Truli Series E Preferred Stock issued as the Merger Consideration shall contain the customary restricted securities legend together with a reference to the 12 month holding period referred to in Section 2.3(b).

(b) Truli shall pay all charges and expenses in connection with the issuance of the Merger Consideration.

Article III
REPRESENTATIONS AND WARRANTIES OF RECRUITER

3.1 Representations and Warranties of Recruiter. Recruiter represents and warrants to Truli and Merger Sub that the statements contained in this Section 3.1 are true and correct as of the date hereof and will be true and correct as of the Closing Date, except as modified by the Disclosure Schedules of Recruiter attached to this Agreement, which Disclosure Schedules shall be deemed a part hereof and shall qualify any representation made herein only to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules or to the extent that such qualification is reasonably apparent:

(a) Subsidiaries. Each of the Subsidiaries of Recruiter as of the date of this Agreement and its place of organization is set forth on Schedule 3.1(a). Schedule 3.1(a) sets forth, for each Subsidiary that is not, directly or indirectly, wholly-owned by Recruiter: (i) the number and type of any capital stock of, or other equity or voting interests in, such Subsidiary that is outstanding as of the date hereof; and (ii) the number and type of shares of capital stock of, or other equity or voting interests in, such Subsidiary that, as of the date hereof, are owned, directly or indirectly, by Recruiter. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Recruiter that is owned directly or indirectly by Recruiter have been validly issued, were issued free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any liens: (A) imposed by applicable securities Laws; or (B) arising pursuant to the organizational or charter documents of any non-wholly-owned Subsidiary of Recruiter. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

(b) Organization and Qualification. Recruiter and each of its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither Recruiter nor any of its Subsidiaries is in violation or default of any of the provisions of its Certificate of Incorporation, or other organizational or charter documents. Each of Recruiter and its Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation, limited liability company, or other legal entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a Material Adverse Effect on the legality, validity or enforceability of any Transaction Document, (ii) a Material Adverse Effect on Recruiter, or (iii) a Material Adverse Effect on Recruiter’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document, and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c) Authority; Board Approval.

(1) Recruiter has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by Recruiter of this Agreement and the consummation by Recruiter of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Recruiter’s Board of Directors and Recruiter Stockholders (“Recruiter Required Approvals”) and no other proceedings on the part of Recruiter or Recruiter Stockholders are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby. The affirmative vote of a majority of the outstanding Recruiter Common Stock is the only vote or consent of the holders of any class or series of Recruiter’s capital stock necessary to approve and adopt this Agreement, approve the Merger, and consummate the Merger and the other transactions contemplated hereby. No other vote of Recruiter Stockholders is necessary in connection with this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Recruiter and constitutes the legal, valid, and binding obligation of Recruiter, enforceable against Recruiter in accordance with its terms.

(d) No Conflicts; Consents. Recruiter has not adopted Bylaws. Except as disclosed on Schedule 3.1(d), the execution, delivery and performance by Recruiter of this Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the Certificate of Incorporation, or other organizational documents of Recruiter (“Recruiter Charter Documents”); (ii) conflict with or result in a violation or breach of any provision of any Law or order of Governmental Authority applicable to Recruiter; (iii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Recruiter is a party or by which Recruiter is bound or to which any of their respective properties and assets are subject (including any material contract) or any permit affecting the properties, assets or business of Recruiter; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of Recruiter. No consent, approval, permit, order of Governmental Authority, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Recruiter in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except for the filing of the Certificate of Merger with the Delaware Secretary of State and such filings as may be required under the HSR Act (if any).

(e) Capitalization.

(1) The authorized capital stock of Recruiter, as of the date hereof is set forth on Schedule 3.1(e)(1).

(2) Schedule 3.1(e)(2) sets forth, as of the date hereof, the name of each Person that is the registered owner of any Shares and the number of Shares owned by such Person in each class or series.

(3) Except as disclosed on Schedule 3.1(e)(3), no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of Recruiter is authorized or outstanding, and there is no commitment by Recruiter to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of Recruiter or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any shares of Recruiter capital stock.

(f) All issued and outstanding shares of Recruiter capital stock are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Recruiter Charter Documents or any agreement to which Recruiter is a party; and (iii) free of any Encumbrances created by Recruiter in respect thereof. All issued and outstanding shares of Recruiter capital stock were issued in compliance with applicable Law.

(g) No outstanding Recruiter capital stock is subject to vesting or forfeiture rights or repurchase by Recruiter. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to Recruiter or any of its securities.

(h) All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of Recruiter were undertaken in compliance with the Recruiter Charter Documents then in effect, any agreement to which Recruiter then was a party and in compliance with applicable Law.

(i) Certain Fees. No brokerage, finder’s fees, commissions or due diligence fees are or will be payable by Recruiter to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement. Truli shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 3.1(i) that may be due in connection with the transactions contemplated by this Agreement. Truli agrees to pay any and all legal fees on behalf of Recruiter associated with this Agreement and all related documents necessary to close the transactions contemplated by such agreements, not to exceed $50,000.

(j) Litigation. Except as disclosed on Schedule 3.1(j), there are no actions or proceedings pending or threatened by or against Recruiter involving more than, individually or in the aggregate, $25,000. There is no Action pending or threatened against or affecting Recruiter before or by any Governmental Authority, (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the issuance of the Merger Consideration or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither Recruiter nor any officer or director thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities Laws or a claim of breach of fiduciary duty. There has not been, and there is not pending or contemplated, any investigation by the SEC or any other Governmental Authority involving Recruiter or any current or former director or officer of Recruiter.

(k) Reserved.

(l) Compliance with Laws.

(1) Recruiter has complied and is currently in compliance with all applicable federal, state, local, foreign or other laws, rules, regulations, guidelines, orders, injunctions, building and other codes, ordinances, permits, licenses, authorizations, judgments, decrees of federal, state, local, foreign or other authorities, and all orders, writs, decrees and consents of any governmental or political subdivision or agency thereof, or any court or similar tribunal established by any such governmental or political subdivision or agency thereof (collectively, the “Laws”), having jurisdiction over or which affect its business and properties, except for any instance of non-compliance that has not had, and would not reasonably be expected to have, a Material Adverse Effect. Recruiter has all permits, licenses and franchises from governmental agencies required to conduct its businesses as now being conducted, except for those the absence of which has not had, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Recruiter.

(2) Neither Recruiter nor any of its officers, directors, employees or agents has taken any action, directly or indirectly, that would result in a violation by such Persons of the FCPA, including, without limitation, offered, paid, promised to pay or authorized the payment of any money or offer, gift, promise to give, or authorized the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and Recruiter has conducted its business in compliance with the FCPA.

(3) Neither Recruiter nor any of its officers, directors, employees or agents has taken any action, directly or indirectly, that would result in a violation by such Persons of other United States Laws, including, without limitation, offered, paid, promised to pay or authorized the payment of any money or offer, gift, promise to give, or authorized the giving of anything of value to (A) any official or any government of the United States or any state or local instrumentality or (B) any corporation, limited liability company or other entity.

(m) Intellectual Property.

(1) Schedule 3.1(m)(1) lists all (i) Recruiter IP Registrations and (ii) Recruiter Intellectual Property, including Software, that is not registered but that is material to Recruiter’s business or operations. All required filings and fees related to Recruiter IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Recruiter IP Registrations are otherwise in good standing. Recruiter has made available to Truli true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Recruiter IP Registrations. There are no actions that must be taken by Recruiter (or any third party on its behalf) within 120 days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Recruiter IP Registrations. To the Knowledge of Recruiter, there are no facts or circumstances that would render any Recruiter IP Registrations invalid or unenforceable. To the Knowledge Recruiter, there has been no misrepresentation or failure to disclose, any fact or circumstances in any application for any Recruiter IP Registrations that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Recruiter IP Registrations. Recruiter has not claimed a particular status, including “small entity status,” in the application for any Recruiter IP Registrations, which claim of status was not at the time made, or which has since become, inaccurate or false or that will no longer be true and accurate as a result of the Closing.

(2) Schedule 3.1(m)(2) lists all Recruiter IP Agreements that are material to Recruiter’s business as it presently is being conducted. Recruiter has made available to Truli true and complete copies of all such Recruiter IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Recruiter IP Agreement is valid and binding on Recruiter in accordance with its terms and is in full force and effect. Neither Recruiter, nor, to its Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Recruiter IP Agreement.

(3) Except as disclosed on Schedule 3.1(m)(3), Recruiter is the sole and exclusive legal and beneficial, and with respect to Recruiter’s IP Registrations, record, owner of all right, title and interest in and to Recruiter’s Intellectual Property, or has the valid right to use all other Intellectual Property used in or necessary for the conduct of Recruiter’s current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances.

(4) Since its inception, Recruiter has entered into binding, written agreements with every current and former employee and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to Recruiter any ownership interest and right they may have in Recruiter’s Intellectual Property; and (ii) acknowledge Recruiter’s exclusive ownership of Recruiter’s Intellectual Property. Recruiter provided Truli with true and complete copies of all such agreements.

(5) The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Recruiter’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of Recruiter’s business or operations as currently conducted.

(6) Recruiter’s rights in Recruiter Intellectual Property are, and, since its inception, have been, valid, subsisting and enforceable. Recruiter has taken all reasonable steps to maintain its Intellectual Property and to protect and preserve the confidentiality of all confidential information and trade secrets included in its Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(7) The conduct of Recruiter’s business as currently and formerly conducted, and the products, processes and services of Recruiter, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Recruiter Intellectual Property.

(8) There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license or inquiries regarding the need to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Recruiter; (ii) challenging the validity, enforceability, registrability or ownership of any Recruiter Intellectual Property or Recruiter’s rights with respect to any Recruiter Intellectual Property; or (iii) by Recruiter or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of Recruiter Intellectual Property. Recruiter is not subject to any outstanding or prospective governmental order (including any motion or petition therefor) that does or would restrict or impair the use of any Recruiter Intellectual Property.

(9) Recruiter Products; Proprietary Software.

(A) Schedule 3.1(m)(9) identifies all Recruiter’s Intellectual Property and all Intellectual Property licensed to Recruiter under a Recruiter IP Agreement and that are (i) used in the development, maintenance, use or support of such Recruiter Product, (ii) incorporated in or distributed or licensed with such Recruiter Product in any manner for use in connection with such Recruiter Product, or (iii) used to deliver, host or otherwise provide services with respect to such Recruiter Product, and in each case (except for non-customized, off-the-shelf Software that is commercially available pursuant to shrink-wrap, click-through or other standard form agreements or with an annual license fee or replacement value of less than $10,000), Recruiter IP Agreement relating to Recruiter’s use of such item.

(B) All Recruiter Products are fully transferable, alienable or licensable by Recruiter without restriction and without payment of any kind to any third party. Recruiter has not transferred ownership of, or granted any exclusive license of (or exclusive right to use), or authorized the retention of any exclusive rights to use or joint ownership of, any Recruiter Product or any related Software or other Intellectual Property to any other Person. Recruiter is not subject to any Recruiter IP Agreement (other than with respect to current customers pursuant to Recruiter’s standard form of customer agreement entered into in the ordinary course of business) that includes any unperformed obligations that require Recruiter to develop any Software or other Intellectual Property, including any enhancements or customizations that are part of or used in connection with Recruiter Products (collectively, “Customizations”), and Recruiter owns and will continue to own all right, title and interest in and to all such Customizations developed by Recruiter.

(10) Source Code.

(A) Except as disclosed on Schedule 3.1(m)(10), Recruiter is in actual possession of and has exclusive control over a complete and correct copy of the source code for all Software included in Recruiter Intellectual Property.

(B) Except for application programming interfaces and other interface code that is generally available to customers, Recruiter has not disclosed, delivered, licensed or otherwise made available, and does not have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any Recruiter Product to any escrow agent or any other Person, other than an independent contractor or consultant of Recruiter pursuant to a valid and enforceable written agreement prohibiting use or disclosure except in the performance of services for Recruiter. Without limiting the foregoing, neither the execution of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, or would reasonably be expected to, result in the release from escrow or other delivery to any Person of any source code for any Recruiter Product.

(C) To the Knowledge of Recruiter, as of the date hereof, there has been no unauthorized theft, reverse engineering, decompiling, disassembling or other unauthorized disclosure of or access to any source code for any Recruiter Product.

(11) Open Source Software.

(A) Schedule 3.1(m)(11)(A) sets forth a true and complete list of each item of open source software that is or has been used by or on behalf Recruiter, in the development of or that is incorporated into, combined with, linked with, distributed with, provided to any Person as a service, provided via a network as a service or application, or otherwise made available with, any Recruiter Product, and for each such item of Open Source Software, (i) the applicable Recruiter Product, and (ii) the name and version number of the applicable license agreement.

(B) Recruiter has complied in all material respects with all notice, attribution and other requirements of each license applicable to the Open Source Software required to be disclosed in Schedule 3.1(m)(11)(A).

(C) Recruiter has not used any Open Source Software in a manner that does, will or would reasonably be expected to, require Recruiter or any other Person to (i) disclose or distribute the source code of the Software of any Recruiter Product, (ii) license or otherwise offer or distribute any Recruiter Product on a royalty-free basis, or (iii) grant any patent license, non-assertion covenant or, rights to modify, make derivative works based on, decompile, disassemble or reverse engineer or any other rights to any Recruiter Product or Recruiter Intellectual Property.

(12) Conformance with Specifications; Defects; Malicious Code.

(A) All Recruiter Products conform in all material respects to all applicable warranties in all Contracts with customers.

(B) To the Knowledge of Recruiter, none of the Recruiter Products contain any bug, defect or error that materially adversely affects the functionality or performance of such Recruiter Product against its applicable specifications.

(C) To the Knowledge of Recruiter, none of the Recruiter Products, and no other Software used in the provision of any Recruiter Product or otherwise in the operation of its business, contains any “time bomb,” “Trojan horse,” “back door,” “worm,” virus, malware, spyware, or other device or code (“Malicious Code”) designed or intended to, or that could reasonably be expected to, (i) disrupt, disable, harm or otherwise impair the normal and authorized operation of, or provide unauthorized access to, any computer system, hardware, firmware, network or device on which any Recruiter Product or such other Software is installed, stored or used, or (ii) damage, destroy or prevent the access to or use of any data or file without the user’s consent. Recruiter has taken reasonable steps designed to prevent the introduction of Malicious Code into Recruiter Products.

(13) IT Systems.

(A) To the Knowledge of Recruiter, Recruiter Internet technology systems are reasonably sufficient for the needs of Recruiter’s business as currently conducted, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner. Recruiter Internet technology are in sufficiently good working condition to perform all information technology operations and include sufficient licensed capacity (whether in terms of authorized sites, units, users, seats or otherwise) for all Software, in each case as necessary for the conduct of Recruiter’s business as currently conducted.

(B) To the Knowledge of Recruiter, in the last three years, there has been no material unauthorized access, use, intrusion or breach of security, or material failure, breakdown, performance reduction or other adverse event affecting any Recruiter Systems, that has resulted in or could reasonably be expected to result in any: (i) substantial disruption of or interruption in or to the use of such Recruiter Systems or the conduct of Recruiter’s business; (ii) material loss, destruction, damage or harm of or to Recruiter or its operations, personnel, property or other assets; or (iii) material liability of any kind to Recruiter. Recruiter has taken reasonable actions, consistent with applicable industry best practices in Recruiter’s industry, to protect the integrity and security of Recruiter Systems and the data and other information stored thereon.

(C) Recruiter maintains commercially reasonable back-up and data recovery, disaster recovery and business continuity plans, procedures and facilities, has acted in material compliance therewith, and has tested such plans and procedures on a regular basis, and such plans and procedures have been proven effective in all material respects upon such testing.

(14) Recruiter has complied with all Recruiter Privacy Policies and with all applicable Laws and Contracts to which it is a party relating to: (i) the privacy of customers or users of the Recruiter Products, any website, product or service operated by or on behalf of Recruiter; and (ii) the collection, storage, hosting, disclosure, transmission, transfer, disposal, other processing or security of any Customer Data or Personal Information by Recruiter or by third parties having authorized access to the records of Recruiter, with respect to each of (i) and (ii) in all material respects. To the Knowledge of Recruiter, no claims have been asserted or, are threatened against Recruiter alleging a violation of any Person’s privacy, confidentiality or other rights under any Recruiter Privacy Policy, under any Contract, or under any Law relating to any Customer Data or Personal Information. With respect to any Customer Data and Personal Information, Recruiter has taken commercially reasonable measures (including implementing and monitoring compliance with respect to technical and physical security) designed to safeguard such data against loss and against unauthorized access, use, modification, disclosure or other misuse. To the Knowledge of Recruiter, there has been no unauthorized access to or other misuse of any Customer Data and Personal Information. Recruiter has not received any complaint from any Person (including any action letter or other inquiry from any Governmental Authority) regarding Recruiter’s collection, storage, hosting, disclosure, transmission, transfer, disposal, other processing or security of Customer Data or Personal Information. To the Knowledge of Recruiter, there have been no facts or circumstances that would require Recruiter to give notice to any customers, suppliers, consumers or other similarly situated Persons of any actual or perceived data security breaches pursuant to an applicable Law requiring notice of such a breach.

(n) Benefit Plans. Except as set forth on Schedule 3.1(n), Recruiter has not adopted any employee benefit plans.

(1) Each such benefit plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such benefit plan and the terms of any applicable collective bargaining agreement and complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

(2) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such benefit plan. The requirements of COBRA have been met with respect to each such benefit plan.

(3) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such benefit plan that is an employee pension benefit plan under ERISA §3(2) and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such benefit plan or accrued in accordance with the past custom and practice of Recruiter. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such benefit plan that is an employee welfare benefit plan under ERISA §3(1).

(4) Each such benefit plan that is intended to meet the requirements of a “qualified plan” under Code §401(a) has received a determination from the Internal Revenue Service that such benefit plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualified status of any such benefit plan. All such benefit plans have been timely amended for all such requirements and have been submitted to the Internal Revenue Service for a favorable determination letter within the latest applicable remedial amendment period.

(5) There have been no prohibited transactions with respect to any such benefit plan. To the Knowledge of Recruiter, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such benefit plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such benefit plan (other than routine claims for benefits) is pending or, to the Knowledge of Recruiter, threatened.

(6) To the Knowledge of Recruiter (i) no employee benefit plan is a nonqualified deferred compensation plan within the meaning of Section 409A(d)(1) of the Code (each such employee benefit plan, a “Deferred Compensation Plan”); (ii) each Deferred Compensation Plan satisfies the requirements to avoid the consequences set forth in Section 409A(a)(1) of the Code; and (iii) Recruiter has not (a) granted to any person an interest in any Deferred Compensation Plan which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the additional tax (including interest) imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code, or (b) granted to any person an interest in any Deferred Compensation Plan which interest has or will be subject to the Tax imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code, or (c) modified the terms of any Deferred Compensation Plan in a manner that could cause an interest previously granted under such plan to become subject to the additional tax (including interest) imposed by Section 409A(a)(1)(B) or (b)(4) of the Code.

(o) Tax Matters.

(1) Recruiter has filed all Tax Returns that it was required to file, and has paid all Taxes shown thereon as owing.

(2) Recruiter has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(3) No claim has been made by any taxing authority in any jurisdiction where Recruiter does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(4) No deficiency for any material amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against Recruiter remains unpaid.

(5) There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of Recruiter.

(6) Recruiter is not liable for Taxes of any other Person nor is either a party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

(7) Recruiter has not been a member of an affiliated group filing a consolidated federal Tax Return.

(8) No Encumbrances for Taxes exist with respect to any assets or properties of Recruiter, except for Encumbrances for Taxes not yet due.

(9) No material Tax Return of Recruiter is under audit or, to the Knowledge of Recruiter, examination by any taxing authority, and no written or unwritten notice of such an audit or examination has been received by Recruiter. Each material deficiency resulting from any audit or examination relating to Taxes by any taxing authority has been paid. No material issues relating to Taxes were raised in writing by the relevant taxing authority during any presently pending audit or examination, and no material issues relating to Taxes were raised in writing by the relevant taxing authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period.

(10) Recruiter will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; or (iv) election under Section 108(i) of the Code.

(11) Except as disclosed on Schedule 3.1(o)(11), Recruiter is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

(12) Recruiter is not a party to any agreement, contract, arrangement or plan that would result (taking into account the transactions contemplated by this Agreement), separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(13) All material elections with respect to Taxes affecting Recruiter are disclosed or attached to its Tax Returns.

(14) There are no private letter rulings in respect of any tax pending between Recruiter and any taxing authority.

(p) Environmental, Health, and Safety Matters.

(1) Recruiter has been and is in compliance with all Environmental, Health, and Safety Requirements (the “EHSR”), other than such instances of non-compliance which, individually or in the aggregate, will not have a Material Adverse Effect in respect of Recruiter.

(2) Without limiting the generality of the foregoing, Recruiter has obtained and is in compliance with, all permits, licenses and other authorizations that are required pursuant to the EHSR for the occupation of its facilities and the operation of its business.

(3) Recruiter has not received any written or oral notice, report or other information regarding any actual or alleged violation of the EHSR, or any Liabilities, including any investigatory, remedial or corrective obligations, relating to any of its facilities arising under the EHSR.

(q) Contracts. Schedule 3.1(q) lists the following contracts and other agreements to which Recruiter is a party:

(1) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

(2) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to Recruiter, or involve consideration in excess of $25,000;

(3) any agreement concerning a partnership or joint venture;

(4) any material agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed a security interest on any of its assets, tangible or intangible;

(5) any agreement concerning confidentiality or noncompetition other than with clients and vendors in the Ordinary Course of Business;

(6) other than as set forth in Section 3(y) with respect to its employees, any profit sharing, unit option, unit purchase, unit appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former officers, directors, and employees;

(7) any collective bargaining agreement;

(8) any agreement other than on an employment-at-will basis for the employment of any individual on a full-time, part-time, consulting, or other basis or providing severance benefits;

(9) any agreement under which it has advanced or loaned any amount to any of its officers, directors, and employees outside the Ordinary Course of Business as of the Closing;

(10) any agreement under which the consequences of a default or termination may have a Material Adverse Effect on Recruiter; or

(11) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000.

Recruiter has delivered to Truli a correct and complete copy of each written agreement listed in Schedule 3.1(q). With respect to each such agreement: (i) the agreement is legal, valid, binding, enforceable, and in full force and effect; (ii) Recruiter has not received written notice from the counterparty that it is in breach or default; and (iii) no party has repudiated any provision of the agreement.

(r) Title to Assets; Real Property.

(1) Recruiter has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Recruiter Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(A) liens for Taxes not yet due and payable;

(B) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of Recruiter;

(C) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of Recruiter; or

(D) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of Recruiter.

(2) Schedule 3.1(r) lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by Recruiter, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to owned Real Property, Recruiter has delivered or made available to Truli true, complete and correct copies of the deeds and other instruments (as recorded) by which Recruiter acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Recruiter and relating to the Real Property. With respect to leased Real Property, Recruiter has delivered or made available to Truli true, complete and correct copies of any leases affecting the Real Property. Recruiter is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of Recruiter’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. There are no Actions pending nor, to the Knowledge of Recruiter, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

(3) Condition And Sufficiency of Assets. The assets of Recruiter reflected in the Balance Sheet or acquired after the date thereof (but excluding inventory sold since the date thereof in the ordinary course of business) are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost, except for obsolete assets that are not material to the business of Recruiter. The assets of Recruiter owned, leased or licensed by Recruiter comprise all of the assets, properties and rights of every type and description, whether real or personal, tangible or intangible, used in the conduct of the business of Recruiter and are sufficient for the continued conduct of Recruiter’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of Recruiter as currently conducted.

(s) Guarantees. Recruiter is not a guarantor or otherwise is liable for any liability or obligation (including indebtedness) of any other Person.

(t) Insurance. With respect to each insurance policy of Recruiter which is presently in effect: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) to the Knowledge of Recruiter, neither it nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices); and (C) no party to the policy has repudiated any provision thereof.

(u) Financial Statements. Recruiter has delivered to Truli (i) an unaudited balance sheet as of December 31, 2017 and statement of profit and loss for the 2017 fiscal year and (ii) an unaudited balance sheet as of September 30, 2018 and statements of operations and comprehensive loss and cash flows for the nine months ended September 30, 2018 (the “Most Recent Financial Statements”). The above mentioned financial statements shall be referred to collectively as the “Recruiter Financial Statements.” Only the Most Recent Financial Statements have been prepared in accordance with GAAP. The balance sheet of Recruiter as of December 31, 2017 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of Recruiter as of September 30, 2018, is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. The Recruiter Financial Statements have been prepared based on information derived from the books and records of Recruiter and present fairly the financial condition, results of operations, changes in financial position of Recruiter, and stockholders’ equity at the dates and for the periods indicated, do not contain any untrue statements or omit to state any material fact necessary to make the Recruiter Financial Statements not misleading.

(v) Absence of Certain Changes, Events and Conditions. Except as set forth on Schedule 3.1(v), since the Balance Sheet Date:

(1) Recruiter has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than in the Ordinary Course of Business and except for any pre-closing distribution;

(2) Recruiter has not entered into any material agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 and outside the Ordinary Course of Business;

(3) No party (including Recruiter) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 to which Recruiter is a party or by which any of them is bound;

(4) Recruiter has not imposed or allowed to occur any Encumbrance upon any of its material assets, tangible or intangible other than in the Ordinary Course of Business;

(5) Recruiter has not made any capital expenditure (or series of related capital expenditures) involving more than $25,000 and outside the Ordinary Course of Business;

(6) Recruiter has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) involving more than $25,000 and outside the Ordinary Course of Business;

(7) Except as set forth on Schedule 3.1(v)(7), Recruiter has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $25,000 singly or in the aggregate, or issued, sold, or otherwise disposed of any Common Stock or other securities, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise);

(8) Recruiter has not delayed or postponed the payment of accounts payable and other liabilities outside the Ordinary Course of Business;

(9) Recruiter has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) both involving more than $25,000 and outside the Ordinary Course of Business;

(10) Recruiter has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property other than in the Ordinary Course of Business;

(11) There has been no change made or authorized in the Certificate of Incorporation of Recruiter;

(12) Recruiter has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its material property other than in the Ordinary Course of Business;

(13) Recruiter has not made any loan to, or entered into any other transaction with, any of its officers, directors, or employees outside the Ordinary Course of Business;

(14) Recruiter has not entered into or terminated any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement with any significant employees other than in the Ordinary Course of Business; or

(15) Recruiter has not committed to any of the foregoing.

(w) Undisclosed Liabilities. Except as set forth in the Recruiter Financial Statements or Schedule 3.1(w), Recruiter has no Liabilities (absolute, accrued, contingent or otherwise) other than (i) Liabilities included in the Most Recent Financial Statements, (ii) Liabilities of a nature not required to be disclosed on a balance sheet or in the notes to financial statements prepared in accordance with GAAP, (iii) normal or recurring Liabilities in the Ordinary Course of Business consistent with past practice which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Recruiter, and (iv) Liabilities under this Agreement. Notwithstanding the preceding, as of the time of Closing, all outstanding debt and payroll obligations of Recruiter shall have been converted to equity or otherwise satisfied in full.

(x) Customers and Suppliers.

(1) Schedule 3.1(x)(1) sets forth (i) each customer who has paid aggregate consideration to Recruiter for goods or services rendered in an amount greater than or equal to $10,000 for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as provided on Schedule 3.1(x)(1), Recruiter has not received any notice, and to its Knowledge it has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with Recruiter.

(2) Schedule 3.1(x)(2) sets forth (a) each supplier to whom Recruiter has paid consideration for goods or services rendered in an amount greater than or equal to $10,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (b) the amount of purchases from each Material Supplier during such periods. Recruiter has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to Recruiter or to otherwise terminate or materially reduce its relationship with Recruiter.

(y) Employees.

(1) With respect to the business of Recruiter:

(A) there is no collective bargaining agreement or relationship with any labor organization;

(B) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition;

(C) to the Knowledge of Recruiter, no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists;

(D) no labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none is underway or, to the Knowledge of Recruiter, threatened;

(E) there is no workmen’s compensation liability, experience or matter outside the Ordinary Course of Business; and

(F) there is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or threatened in any forum, relating to an alleged violation or breach by Recruiter (or its employees, officers or directors) of any law, regulation or contract.

(2) Except as set forth in Schedule 3.1(y)(2), (A) there are no employment contracts or severance agreements with any employees of Recruiter, and (B) there are no written personnel policies, rules, or procedures applicable to employees of Recruiter. True and complete copies of all such documents have been provided to Truli prior to the date of this Agreement.

(3) With respect to this transaction, any notice required under any law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been, as of the Closing Date, satisfied. Within the past five most recent fiscal years, Recruiter not has not implemented any layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, or local law, regulation, or ordinance (collectively, the “WARN Act”), and no such action will be implemented without advance notification to Truli.

(4) No employment agreement of Recruiter contains any severance, change of control or similar type of provision which would trigger a payment by Truli following consummation of the transactions contemplated by this Agreement.

(z) Notes and Accounts Receivable. All notes and accounts receivable of Recruiter are reflected properly on the books and records of Recruiter, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with its terms at its recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Recruiter.

(aa) Books and Records. The minute books and stock record books of Recruiter, all of which have been made available to Truli, are complete and correct in all material respects and have been maintained in electronic form in accordance with sound business practices. The minute books of Recruiter contain accurate records of all meetings, and actions taken by written consent of, the Recruiter Stockholders, the Recruiter Board and any committees of the Recruiter Board, and for at least the past five years no meeting, or action taken by written consent, of any such Recruiter Stockholders, Recruiter Board or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of Recruiter.

(bb) Governmental Authorizations. Recruiter has all material authorizations, consents, approvals, franchises, licenses and permits required under applicable Laws for the ownership of Recruiter’s properties and operation of its business as presently operated. No suspension, nonrenewal or cancellation of any of such permits is pending or threatened, and there is no reasonable basis therefor. Recruiter is not in conflict with, or in material default or violation of any such permits.

(cc) Disclosure. No statement, representation or warranty by Recruiter in this Agreement, including the Schedules hereto, contains any untrue statement of material fact, or omits to state a material fact, necessary to make such statements, representations and warranties not misleading. There is no fact known to Recruiter which has specific application to Recruiter or, so far as Recruiter can reasonably foresee, materially threatens in the future, the value of the assets, business, prospects, financial condition or results of operations of the business which has not been set forth in this Agreement or the Schedules hereto.

(dd) Survival. The foregoing representations and warranties shall survive the Closing Date through the General Expiration Date.

Article IV
REPRESENTATIONS AND WARRANTIES OF TRULI AND MERGER SUB

4.1 Truli and Merger Sub represent and warrant to Recruiter that the statements contained in this Article IV are true and correct as of the date hereof and will be true and correct as of the Closing Date, except as modified by the Disclosure Schedules of Truli, which Disclosure Schedules shall be deemed a part hereof and shall qualify any representation made herein only to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules or to the extent that such qualification is reasonably apparent:

(a) Subsidiaries. All of the direct and indirect Subsidiaries of Truli and Truli’s ownership interests therein are set forth on Schedule 4.1(a). Truli owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Encumbrances, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

(b) Organization and Qualification. Truli and each of the Subsidiaries of Truli is an entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither Truli nor any Subsidiary is in violation nor default of any of the provisions of its respective Certificate or Articles of Incorporation, Bylaws or other organizational or charter documents. Each of Truli and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a Material Adverse Effect on the legality, validity or enforceability of any Transaction Document, (ii) a Material Adverse Effect on Truli and the Subsidiaries taken as a whole, or (iii) a Material Adverse Effect on Truli’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document, and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c) Authority; Board Approval. Each of Truli and Merger Sub has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the other Transaction Documents by each of Truli and Merger Sub and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Truli’s Board of Directors, Merger Sub’s Board of Directors, and Merger Sub’s stockholder, and no further action is required by Truli, Merger Sub, either entity’s Board of Directors or either entity’s stockholders in connection herewith or therewith other than in making such filings with the Delaware Secretary of State as are set forth on Schedule 4.1(c) hereto (the “Truli Required Approvals”). This Agreement and each other Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by each of Truli and Merger Sub and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of Truli and Merger Sub enforceable against Truli and Merger Sub in accordance with its terms.

(d) No Conflicts. The execution, delivery and performance by each of Truli and Merger Sub of this Agreement, the issuance of the Merger Consideration and the consummation by it of the transactions contemplated hereby to which it is a party do not and will not: (i) conflict with or violate any provision of Truli’s or any Subsidiary’s Certificate or Articles of Incorporation, Bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Encumbrance upon any of the properties or assets of Truli or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing Truli or Subsidiary debt or otherwise) or other understanding to which Truli or any Subsidiary is a party or by which any property or asset of Truli or any Subsidiary is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Truli or a Subsidiary is subject (including federal and state securities Laws and regulations), or by which any property or asset of Truli or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(e) Filings, Consents and Approvals.

(1) Truli is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by Truli of this Agreement, other than (i) the filing of Form D with the SEC and such filings as are required to be made under applicable state securities Laws; and (ii) the filings with the Delaware Secretary of State, the SEC and the Financial Industry Regulatory Authority required to comply with the post-closing covenants under this Agreement.

(2) Merger Sub is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by Merger Sub of this Agreement, other than (i) the filing with the Delaware Secretary of State of Certificate of Merger pursuant to this Agreement and (ii) the approval of its stockholder.

(f) Issuance of the Shares. The shares of Truli Preferred Stock to be issued to the Recruiter Stockholders as Merger Consideration are duly authorized and, when issued in exchange for the Recruiter Common Stock in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all Encumbrances imposed by Truli.

(g) Certain Fees. No brokerage, finder’s fees, commissions or due diligence fees are or will be payable by Truli or any Subsidiary to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement. The Recruiter Stockholders shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 4.1(g) that may be due in connection with the transactions contemplated by this Agreement.

(h) Capitalization.

(1) The authorized capital stock of Truli and of Merger Sub, as of the date hereof is set forth on Schedule 4.1(h)(1).

(2) Except as disclosed on Schedule 4.1(h)(1), there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or equity holders agreements, or arrangements or agreements of any kind for the purchase or acquisition from Truli or any Subsidiary or any of its equity interest. Except as disclosed on Schedule 4.1(h)(1), neither the issuance of the Merger Consideration, nor the consummation of any transactions contemplated hereby will result in a change in the price or number of any equity interests of Truli under anti-dilution or other similar provisions contained in or affecting any such securities.

(3) All issued and outstanding shares of Truli’s Common Stock and Merger Sub’s common stock: (i) have been duly authorized and validly issued and are fully paid and non-assessable; and (ii) were issued in compliance with all applicable state and federal laws concerning the issuance of equity interests.

(4) The rights, preferences, privileges and restriction of the shares of each of Truli’s and Merger Sub’s securities are as stated in their certificates of incorporation. The shares of Common Stock to be issued by Truli as Merger Consideration will be issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and non-assessable, and will be free of any Encumbrances; provided, however, that such securities may be subject to restrictions on transfer under state and/or federal securities Laws as set forth herein or as otherwise required by such Laws at the time a transfer is proposed.

(i) Litigation. There are no Actions pending or, to the Knowledge of Truli, threatened by or against Truli or any of its Subsidiaries involving more than, individually or in the aggregate, $25,000. There is no Action, pending or, to the Knowledge of Truli, threatened against or affecting Truli before or by any Governmental Authority which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the issuance of the Securities or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither Truli nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities Laws or a claim of breach of fiduciary duty. There has not been, and to the Knowledge of Truli, there is not pending or contemplated, any investigation by the SEC involving Truli or any current director or officer of Truli.

(j) Bad Actors. No “covered person” (as such term is defined in Regulation D) of Truli is subject to any disqualification under Rule 506(d) of Regulation D under the Securities Act.

(k) Compliance with Laws.

(1) Truli has complied, and is currently in compliance in all material respects with, all Laws having jurisdiction over or which affect its business and properties, except for any instance of non-compliance that has not had, and would not reasonably be expected to have, a Material Adverse Effect. Truli has all permits, licenses and franchises from governmental agencies required to conduct its businesses as now being conducted, except for those the absence of which has not had, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Truli.

(2) Neither Truli, any Subsidiary nor any of its directors, officers, employees or agents has taken any action, directly or indirectly, that would result in a violation by such Persons of the FCPA, including, without limitation, offered, paid, promised to pay or authorized the payment of any money or offer, gift, promise to give, or authorized the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and Truli has conducted its business in compliance with the FCPA.

(3) Neither Truli, any Subsidiary nor any of their directors, officers, employees or agents has taken any action, directly or indirectly, that would result in a violation by such persons of other United States Laws, including, without limitation, offered, paid, promised to pay or authorized the payment of any money or offer, gift, promise to give, or authorized the giving of anything of value to (A) any official or any government of the United States or any state or local instrumentality or (B) any corporation, limited liability company or other entity.

(l) Intellectual Property.

(1) Truli owns or possesses or has the right to use pursuant to a valid and enforceable written license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the business of Truli as presently conducted. Truli has provided to Recruiter a true and complete copy of each such written license, sublicense, agreement or permission.

(2) The Intellectual Property does not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties, and Truli has no Knowledge that facts exist which indicate a likelihood of the foregoing. Truli has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or conflict (including any claim that Truli must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of Truli, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of Truli.

(3) Truli has no pending patent applications or applications for registration that it has made with respect to any Intellectual Property. Schedule 4.1(l) identifies each license, sublicense, agreement, or other permission that Truli has granted to any third party with respect to any of such Intellectual Property (together with any exceptions). Truli has delivered to Recruiter correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date) (“Intellectual Property Agreements”). Schedule 4.1(l) also identifies each registered and unregistered trademark, service mark, trade name, corporate name, URLs or Internet domain name used by Truli in connection with its business and which is not licensed from a third party. With respect to each item of Intellectual Property required to be identified in Schedule 4.1(l):

(A) Truli owns and possesses all right, title, and interest in and to the item, free and clear of any Encumbrance, license, or other restriction or limitation regarding use or disclosure other than as set forth in the applicable Intellectual Property Agreement;

(B) The item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C) No action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Truli, is threatened that challenges the legality, validity, enforceability, use, or ownership by Truli; and

(D) Truli has not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(4) Schedule 4.1(l)(4) identifies each item of Intellectual Property that any third party owns and that Truli uses pursuant to license, sublicense, agreement, or permission, excluding off-the-shelf software purchased or licensed by Truli. Truli has delivered to Recruiter correct and complete copies of all such licenses, sublicenses, agreements, and permissions (each as amended to date) (each, a “Licensed Intellectual Property Agreement”). With respect to each Licensed Intellectual Property Agreement:

(A) The Licensed Intellectual Property Agreement is legal, valid, binding, enforceable, and in full force and effect;

(B) No party to the Licensed Intellectual Property Agreement is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder, which as to any such breach, default or event could have a Material Adverse Effect on Truli;

(C) No party to such Licensed Intellectual Property Agreement has repudiated any provision thereof;

(D) Except as set forth in such Licensed Intellectual Property Agreement, Truli has not received written or verbal notice or otherwise has Knowledge that the underlying item of Intellectual Property is subject to any outstanding injunction, judgment, order, decree, ruling, or charge; and

(E) Except as set forth on Schedule 4.1(l)(4), Truli has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(5) Truli has complied with and is presently in compliance with all foreign, federal, state, local, governmental (including, but not limited to, the Federal Trade Commission and State Attorneys General), administrative, or regulatory laws, regulations, guidelines, and rules applicable to any personal identifiable information.

(6) Each Person who participated in the creation, conception, invention or development of the Intellectual Property currently used in the business of Truli (each, a “Developer”) which is not licensed from third parties has executed one or more agreements containing industry standard confidentiality, work for hire and assignment provisions, whereby the Developer has assigned to Truli all copyrights, patent rights, Intellectual Property rights and other rights in the Intellectual Property, including all rights in the Intellectual Property that existed prior to the assignment of rights by such Person to Truli. Truli has provided to Recruiter copies of any such agreements and assignments from each such Developer (collectively, the “Developer Agreements”).

(7) Each Developer has signed a perpetual non-disclosure agreement with Truli. Truli has provided, or will provide prior to Closing, to Recruiter copies of any such non-disclosure agreements from each such Person, if any.

(m) SEC Reports; Financial Statements.

(1) To its Knowledge since January 1, 2018, Truli has filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with or to the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the date this representation is made including all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein are referred to as the “SEC Reports”). Truli has made available to Recruiter or its representatives, or filed and made publicly available on EDGAR no less than five days prior to the date this representation is made, true and complete copies of the SEC Reports. Except as set forth on Schedule 4.1(m), each of the SEC Reports was filed with the SEC within the time frames prescribed by the SEC for the filing of such SEC Reports (including any extensions of such time frames permitted by Rule 12b-25 under the Exchange Act pursuant to timely filed Forms 12b-25) such that each filing was timely filed (or deemed timely filed pursuant to Rule 12b-25 under the Exchange Act) with the SEC. Except as set forth in Schedule 4.1(m), as of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Reports. Except as set forth in Schedule 4.1(m), none of the SEC Reports, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since the filing of the SEC Reports, except as set forth on Schedule 4.1(m), no event has occurred that would require an amendment or supplement to any of the SEC Reports and as to which such an amendment has not been filed and made publicly available on the SEC’s EDGAR system no less than five days prior to the date this representation is made. Except as set forth on Schedule 4.1(m), Truli has not received any written comments from the SEC staff that have not been resolved to the satisfaction of the SEC staff. None of Truli’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.

(2) As of their respective dates, the consolidated financial statements of Truli and its Subsidiaries included in the SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, except as reflected on Schedule 4.1(m). Such financial statements have been prepared in accordance with GAAP, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, (ii) in the case of unaudited interim statements, to the extent they may be subject to normal year-end adjustments, may exclude footnotes or may be condensed or summary statements, or (iii) as reflected on Schedule 4.1(m)) and fairly present in all material respects the financial position of Truli as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments), except as reflected on Schedule 4.1(m). The accounting firm that expressed its opinion with respect to the consolidated financial statements included in Truli’s most recently filed annual report on Form 10-K, and reviewed the consolidated financial statements included in Truli’s most recently filed quarterly report on Form 10-Q, independent of Truli pursuant to the standards set forth in Rule 2-01 of Regulation S-X promulgated by the SEC and as required by the applicable rules and guidance from the Public Company Accounting Oversight Board (United States), and such firm was (or is, as applicable) otherwise qualified to render such opinion under applicable law and the rules and regulations of the SEC. There is no transaction, arrangement or other relationship between Truli and an unconsolidated or other off-balance-sheet entity that is required to be disclosed by Truli in its reports pursuant to the Exchange Act that has not been so disclosed in the SEC Reports prior to the date of this Agreement.

(n) Absence of Certain Changes, Events or Conditions. Except as set forth on Schedule 4.1(n), since December 31, 2017:

(1) Truli has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than in the Ordinary Course of Business and except for any pre-closing distribution;

(2) Truli has not entered into any material agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 and outside the Ordinary Course of Business;

(3) No party (including Truli) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 to which Truli is a party or by which any of them is bound;

(4) Truli has not imposed or allowed to occur any Encumbrance upon any of its material assets, tangible or intangible other than in the Ordinary Course of Business;

(5) Truli has not made any capital expenditure (or series of related capital expenditures) involving more than $25,000 and outside the Ordinary Course of Business;

(6) Truli has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) involving more than $25,000 and outside the Ordinary Course of Business;

(7) Truli has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $25,000 singly or in the aggregate;

(8) Truli has not delayed or postponed the payment of accounts payable and other liabilities outside the Ordinary Course of Business;

(9) Truli has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) both involving more than $25,000 and outside the Ordinary Course of Business;

(10) Truli has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property other than in the Ordinary Course of Business;

(11) There has been no change made or authorized in the Certificate of Incorporation or Bylaws of Truli;

(12) Truli has not issued, sold, or otherwise disposed of any Common Stock or other securities, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise);

(13) Truli has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its material property other than in the Ordinary Course of Business;

(14) Truli has not made any loan to, or entered into any other transaction with, any of its directors, officers, or employees outside the Ordinary Course of Business;

(15) Truli has not entered into or terminated any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement with any significant employees other than in the Ordinary Course of Business;

(16) Truli has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

(17) Truli has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other employee benefit plan) other than in the Ordinary Course of Business;

(18) Truli has not made any other material change in employment terms for any of its directors, officers, or employees outside the Ordinary Course of Business;

(19) Truli has not made or pledged to make any material charitable or other capital contribution outside the Ordinary Course of Business;

(20) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Truli;

(21) Truli has not discharged a material liability or security interest outside the Ordinary Course of Business;

(22) Truli has not disclosed any confidential information without a non-disclosure agreement;

(23) No customer or supplier has terminated any agreement or given notice that it may or will cease to do any business or do less business with Truli; or

(24) Truli has not committed to any of the foregoing.

(o) Undisclosed Liabilities. Except as set forth in the Truli Financial Statements or Schedule 4.1(o), Truli has no Liabilities (absolute, accrued, contingent or otherwise) other than (i) Liabilities of a nature not required to be disclosed on a balance sheet or in the notes to financial statements prepared in accordance with GAAP, (ii) normal or recurring Liabilities in the Ordinary Course of Business consistent with past practice which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Truli, and (iii) Liabilities under this Agreement. In addition, Truli shall have a minimum of $575,000 in the Truli bank account(s) as of the Effective Time.

(p) Governmental Authorizations. Truli has all material authorizations, consents, approvals, franchises, licenses and permits required under applicable Laws for the ownership of Truli’s properties and operation of its business as presently operated. No suspension, nonrenewal or cancellation of any of such permits is pending or threatened, and there is no reasonable basis therefor. Truli is not in conflict with, or in material default or violation of any such permits.

(q) Disclosure. No statement, representation or warranty by Truli in this Agreement, including the Schedules hereto, contains any untrue statement of material fact, or omits to state a material fact, necessary to make such statements, representations and warranties not misleading. There is no fact known to the Knowledge of Truli which has specific application to Truli or, so far as Truli can reasonably foresee, materially threatens in the future, the value of the assets, business, prospects, financial condition or results of operations of the business which has not been set forth in this Agreement or the Schedules hereto.

(r) Survival. The foregoing representations and warranties shall survive the Closing Date through the General Expiration Date.

Article V
COVENANTS

5.1 Indemnification.

(a) Indemnification of Directors and Officers. The Certificate of Incorporation and Bylaws of Truli following the Effective Time will contain provisions with respect to exculpation and indemnification and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who following the Effective Time are directors, officers, employees or agents of Truli unless such modification is required by Law. In addition, from and after the Effective Time, Truli shall, and shall cause its Subsidiaries to, advance expenses (including reasonable legal fees and expenses) incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification pursuant to this Section 5.1 pursuant to the procedures set forth, and to the fullest extent provided in the Certificate of Incorporation and Bylaws in effect immediately prior to the Effective Time or existing indemnification agreements; provided, however, that, prior to any such advance, any Indemnified Party to whom expenses are advanced shall sign a written undertaking to repay such advanced expenses as soon as reasonably practicable if it is ultimately determined that such Indemnified Party is not entitled to indemnification or advancement. Further, from and after the Effective Time, Truli shall not, and shall cause its Subsidiaries not to, settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim, with respect to any matter arising out of, relating to, or in connection with any acts or omissions occurring or alleged to have occurred prior to the Effective Time (with respect to which indemnification could be sought by such Indemnified Party under the DGCL, the indemnification provisions in Truli’s Certificate of Incorporation and Bylaws in effect immediately prior to the Effective Time or any indemnification agreement), brought against any Indemnified Party, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents in writing and Truli shall, and shall cause its Subsidiaries to, cooperate in the defense of any such matter.

(b) Indemnification for Breach of Agreement.

(1) Breach by Recruiter. Subject to Section 5.3, in the event that Recruiter breaches any of its representations, warranties, and covenants contained in this Agreement or in any certificate or affidavit delivered pursuant to this Agreement at or prior to the Closing, and, provided that Truli or Truli Representative makes a written claim for indemnification against Recruiter, prior to the one-year anniversary of the Closing Date (such date, the “General Expiration Date”), Recruiter agrees as a condition of all Recruiter Stockholders receiving delivery of the Merger Consideration to indemnify Truli from and against the entirety of any Adverse Consequences Truli may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, or caused by such breach by Recruiter in accordance with the procedure described in Section 5.2.

(2) Breach by Truli. Subject to Section 5.3, in the event Truli breaches any of its representations, warranties, and covenants contained in the Agreement or in any certificate or affidavit delivered by Truli at or prior to the Closing pursuant to this Agreement, and, provided that Recruiter makes a written claim for indemnification against Truli prior to the General Expiration Date, Truli agrees to indemnify the Recruiter Stockholders from and against the entirety of any Adverse Consequences the Recruiter Stockholders may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to or caused by the breach by Truli in accordance with the procedure described in Section 5.2.

(c) Truli shall enter into indemnification agreements with each officer and director of Recruiter who upon Closing will become a director and/or an executive officer of Truli in the form annexed as Exhibit C.

(d) In the event Truli consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Truli shall assume the obligations set forth in this Section 5.1.

(e) This Section 5.1 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Truli. This Section 5.1 shall not be amended in a manner that is adverse to the Indemnified Parties (including their successors and heirs) or terminated without the consent of each of the Indemnified Parties (including their successors and heirs) affected thereby. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 5.1. Truli shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 5.1. The provisions of this Section 5.1 shall survive the consummation of the Merger.

(f) In order to provide for just and equitable contribution, if a claim for indemnification pursuant to this Section 5.1 is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Parties shall contribute to the losses to which any Indemnified Party may be subject (i) in accordance with the relative benefits received by Truli on the one hand, and the Recruiter Stockholders on the other hand, and (ii) if (and only if) the allocation provided in clause (i) of this Section 5.1(f) is not permitted by applicable law, in such proportion as to reflect not only the relative benefits, but also the relative fault of Truli on the one hand, and the Recruiter Stockholders on the other hand, in connection with the statements, acts or omissions which resulted in such losses as well as any relevant equitable considerations. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for fraudulent misrepresentation.

5.2 Third Party Claims; Procedure.

(a) Promptly (and in any event within five days after the service of any summons or other document) after acquiring knowledge of any third party Claim for which one or more of the Parties (the “Indemnified Party”) may seek indemnification against other Parties (the “Indemnifying Party”) pursuant to this Article V, the Indemnified Party shall give written notice thereof to the Indemnifying Party. Failure to provide notice shall not relieve the Indemnifying Party of its obligations under this Section 5.2, except to the extent that the Indemnifying Party demonstrates actual damage caused by that failure. The Indemnifying Party shall have the right to assume the defense of any Claim with counsel reasonably acceptable to the Indemnified Party upon delivery of notice to that effect to the Indemnified Party. If the Indemnifying Party, after written notice from the Indemnified Party, fails to take timely action to defend the action resulting from the Claim or otherwise respond to the Claim, the Indemnified Party shall have the right to defend the action resulting from the Claim by counsel of its own choosing, but at the cost and expense of the Indemnifying Party. The Indemnified Party shall have the right to settle or compromise any Claim against it, and recover from the Indemnifying Party any amount paid in settlement or compromise thereof, if it has given written notice thereof to the Indemnifying Party and the Indemnifying Party has failed to take timely action to defend the Claim; otherwise, the Indemnified Party shall have no right to settle or compromise any Claim. The Indemnifying Party shall have the right to settle or compromise any claim against the Indemnified Party without the consent of the Indemnified Party provided that the terms of the settlement or compromise provide for the unconditional release of the Indemnified Party and require the payment of monetary damages only.

(b) Upon its receipt of any amount paid by the Indemnifying Party pursuant to this Article V, the Indemnified Party shall deliver to the Indemnifying Party such documents as it may reasonably request assigning to the Indemnifying Party any and all rights, to the extent indemnified, that the Indemnified Party may have against third parties with respect to the Claim for which indemnification is being received.

(c) Evan Sohn shall be appointed as representative and attorney-in-fact to act on behalf of Truli (the “Truli Representative”) with respect to any Claim asserted by Truli arising out of or relating to this Agreement and the transactions contemplated thereby and shall be authorized to initiate the Action or proceeding on behalf of Truli alleging a breach of this Agreement and seeking to reduce the Merger Consideration as a result of such breach, subject to Section 5.3, and to take any and all actions and make any decisions required or permitted to be taken by Truli Representative pursuant to this Agreement, including the exercise of the power to give and receive notices and communications; agree to, negotiate, enter into settlements and compromises of, and comply with orders with respect to claims for indemnification pursuant to this Agreement; litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to this Agreement; engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist Truli Representative in complying with his duties and obligations; and take all actions necessary or appropriate in the good faith judgment of Truli Representative for the accomplishment of the foregoing.

5.3 Limitations on Indemnification.

(a) Notwithstanding anything to the contrary contained herein, except as provided in this Section 5.3, no Indemnified Party shall be entitled to receive an indemnification payment with respect to any Claim or Claims specified in this Article V unless the Claim, or the aggregate amount of all Claims made by the Indemnified Party hereunder, equals or exceeds $25,000 (in which case all of such Claim or Claims back to the first dollar will be recoverable).

(b) Any recovery on the account of any indemnification including any additional shares of Truli Common Stock issued or issuable hereunder shall be applied and allocated ratably to all Recruiter Stockholders based on the proportional Merger Consideration initially issued to the Recruiter Stockholders.

(c) The Parties agree that the right of each Indemnified Party to make Claims pursuant to Sections 5.1(a) and 5.1(b) shall survive the Closing until 11:59 p.m. on the date that is one year following the Closing Date (the “General Expiration Date”); provided, however, that if, at any time prior to the General Expiration Date, any Indemnified Party delivers to the Indemnifying Party a written notice asserting in good faith a Claim for recovery under Section 5.1(a) or 5.1(b), then the Claim asserted in such notice shall survive the General Expiration Date until such time as such Claim is fully and finally resolved.

(d) The Parties agree that the indemnification right set forth in this Agreement shall be the Parties’ sole and exclusive remedy with respect to the transactions contemplated by this Agreement, except for specific performance or other equitable remedy.

(e) In the event of any reclassification, recapitalization, stock split, stock dividend (including any dividend or distribution of securities convertible into Truli Common Stock) or subdivision with respect to Truli Common Stock, any change or conversion of Truli Common Stock into other securities, any other dividend or distribution with respect to the Truli Common Stock (or if a record date with respect to any of the foregoing should occur), after the date of this Agreement, appropriate and proportionate equitable adjustments shall be made to the number of shares of Truli Common Stock issuable for indemnification purposes pursuant to this Agreement.

5.4 Tax Treatment. Each Party shall use its commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.

5.5 Consulting Agreement. At the Effective Time, Truli shall enter into a consulting agreement with Michael Woloshin, in the form agreed between Truli and such Person on or before the date hereof (the “Consulting Agreement”).

5.6 Officers and Directors.

(a) Truli shall take such action as may be necessary such that at the Effective Time, (i) the number of directors who may serve on the Truli Board shall be set at seven, and (ii) the following persons shall be appointed as the directors of Truli, each of whom shall serve until their respective successors are duly elected or appointed and qualified subject to compliance with Rule 14f-1 under the Exchange Act:

(1) Miles Jennings;

(2) Douglas Roth;

(3) Wallace Ruiz;

(4) Evan Sohn;

(5) Two people designated by Recruiter; and

(6) One person designated by Genesys pursuant to the Asset Purchase Agreement.

(b) Truli shall take such action as may be necessary such that at the Effective Time, (i) Miles Jennings will continue to serve as the Chief Executive Officer of Truli, and (ii) Ashley Saddul shall be appointed as the Chief Technology Officer of Truli to serve until their respective successors are duly appointed and qualified.

5.7 Confidentiality. From and after the Closing, the Parties shall, and shall cause their Affiliates to, hold, and shall use their reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning Truli and Recruiter, except to the extent that any Party can show that such information (a) is generally available to and known by the public through no fault of the other Party, any of their Affiliates or their respective Representatives; or (b) is lawfully acquired by any Party, any of their Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Party or any of their Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Party shall promptly notify the other Party in writing and shall disclose only that portion of such information which such Party is advised by its counsel in writing is legally required to be disclosed, provided that such Party shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

5.8 Capital Raise. At the Effective Time, Truli shall close on that certain Securities Purchase Agreement, dated as of the date of this Agreement, between Truli and the other parties thereto, and shall have received $575,000 in gross proceeds thereunder.

5.9 Truli Preferred Stock. Prior to the Closing, the holders of Truli Series A, Series A-1, Series C and Series C-1 preferred stock shall have converted the Series A, Series A-1, Series C and Series C-1 preferred stock into a single series of Truli preferred stock. Truli shall provide Recruiter with a complete, fully diluted capitalization table, that must be prepared on behalf of the board of directors of Truli, and accepted by Recruiter in writing prior to the Effective Date.

5.10   Recruiter Debt. Prior to, or simultaneously with, the Closing, Recruiter shall have repaid and/or converted into Recruiter common stock or cancelled all outstanding convertible debt of Recruiter as of the date of this Agreement, as detailed on Schedule 5.10 hereto. Debt accrued in the ordinary course of business being assumed pursuant to this Agreement is included on balance sheets and financial statements in the Digital Dropbox. Following the Effective Time, Recruiter shall have the indebtedness reflected on Schedule 5.10A.

5.11   Amendment of Truli Certificate of Incorporation. Truli shall amend its Certificate of Incorporation and effect both a name change of Truli and a reverse stock split of Truli Common Stock at the ratio ranging from one-for-15 to one-for-50 at the discretion of Truli Board as promptly as possible by gaining the necessary corporate and stockholder approval and filing on or before 30 days following the Closing a Schedule 14C with the SEC in accordance with applicable Laws to effect such reverse split on or before August 31, 2019.

5.12   Amendment of the License Agreement. Prior to, or simultaneously with, the Closing, Truli and Recruiter shall have executed an Amendment to the License Agreement to terminate Truli’s obligation to make milestone payments to Recruiter pursuant to Sections 4.2 through 4.4 of the License Agreement.

Article VI
CLOSING CONDITIONS

6.1 Conditions to Recruiter’s Obligations to Close. The obligations of Recruiter under this Agreement are, at the option of Recruiter, subject to the satisfaction of the following conditions on or before the Effective Time:

(a) Deliverables of Truli. At or prior to Closing, Truli shall deliver the following to the other Parties to this Agreement:

(1) This Agreement, duly executed by Truli and Merger Sub.

(2) The Merger Consideration.

(3) A copy of the fully executed Securities Purchase Agreement described in Section 5.8, above, and all ancillary agreements and deliveries required under each such Securities Purchase Agreement.

(4) A copy of the Amendment to the License Agreement described in Section 5.12, above, duly executed by Truli and VocaWorks.

(5) A Secretary’s Certificate of Truli in form and substance reasonably satisfactory to Recruiter and its counsel, dated as of the Closing certifying an attached copy of resolutions of the Truli Board approving the Agreement, Securities Purchase Agreement, and all related transactions and filings, and appointing the persons designated in Section 5.6 above as the officers and directors of Truli.

(6) The Consulting Agreement described in Section 5.5, above, duly executed by Truli.

(7) An Officer’s Certificate of Truli in form and substance reasonably satisfactory to Recruiter and its counsel, dated as of the Closing, certifying the receipt of gross proceeds of at least an aggregate of $575,000 under the Securities Purchase Agreement.

(8) A Secretary’s Certificate in form and substance reasonably satisfactory to Recruiter and its counsel, dated as of the Closing, certifying an attached copy of resolutions of the Merger Sub Board of Directors approving the Agreement, Securities Purchase Agreement, and all related transactions and filings.

(9) A Secretary’s Certificate in form and substance reasonably satisfactory to Recruiter and its counsel, dated as of the Closing, certifying an attached copy of resolutions of the stockholder of Merger Sub approving the Agreement and all related transactions and filings.

(10) Each Recruiter Stockholder shall have executed and delivered an investment letter in customary form.

(11) Written evidence that the closing of the transactions contemplated in the Asset Purchase Agreement shall take place simultaneously with the Closing.

(b) Officer’s Certificate in form and substance reasonably satisfactory to Recruiter and its counsel, dated as of the Closing, certifying that there has been no Material Adverse Effect with respect to Truli or Merger Sub.

(c) Officer’s Certificate in form and substance reasonably satisfactory to Recruiter and its counsel, dated as of the Closing, certifying that the representations and warranties of Truli and Merger Sub are true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and Truli and Merger Sub have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Truli and Merger Sub at or prior to the Closing Date.

(d) A capitalization table, showing Truli Common Stock ownership and the fully diluted ownership and conversion of all outstanding shares of Series A, Series A-1, Series C and Series C-1 preferred stock as of the Effective Date.

(e) Truli and Merger Sub shall have obtained all Truli Required Approvals.

(f) Truli shall have filed the Certificate of Designations for the Truli Series E Preferred Stock in the form of Exhibit D.

(g) Truli shall have filed the Certificate of Elimination for the Truli Series B Preferred Stock in the form of Exhibit E.

6.2 Conditions to Truli’s Obligations to Close. The obligations of Truli and Merger Sub under this Agreement are, at the option of Truli and Merger Sub, subject to the satisfaction of the following conditions on or before the Effective Time:

(a) Deliverables of Recruiter. At or prior to Closing, Recruiter shall deliver the following to the other Parties to this Agreement:

(1) This Agreement, duly executed by Recruiter.

(2) Officer’s Certificate in form and substance reasonably satisfactory to Truli and its counsel, dated as of the Closing, certifying that except as otherwise disclosed herein, all Recruiter debt has been resolved in accordance with Section 5.10.

(3) A Secretary’s Certificate in form and substance reasonably satisfactory to Truli and its counsel, dated as of the Closing, certifying (i) an attached copy of resolutions of the Recruiter Board approving the Agreement, and all related transactions and filings and, where applicable, nominating the persons designated in Section 5.6 above as officers of Truli, and (ii) an attached copy of resolutions of Recruiter Stockholders approving the Agreement, and all related transactions and filings and, where applicable, nominating the persons designated in Section 5.6 above as directors of Truli.

(4) A copy of the Amendment to the License Agreement described in Section 5.12, above, duly executed by Recruiter.

(5) Evidence of the filing of the Certificate of Merger with the Delaware Secretary of State merging Merger Sub into Recruiter.

(6) An Officer’s Certificate of Recruiter in form and substance reasonably satisfactory to Truli and its counsel, dated as of the Closing, certifying the conversion or elimination of all Recruiter debt.

(7) Each Recruiter Stockholder shall have executed and delivered an investment letter in customary form.

(b) Officer’s Certificate in form and substance reasonably satisfactory to Truli and its counsel, dated as of the Closing, certifying that there has been no Material Adverse Effect with respect to Recruiter.

(c) Officer’s Certificate in form and substance reasonably satisfactory to Truli and its counsel, dated as of the Closing, certifying that the representations and warranties of Recruiter shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and Recruiter shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by each in this Agreement to be performed, satisfied or complied with by Recruiter and at or prior to the Closing Date.

(d) Recruiter shall have obtained all Recruiter Required Approvals.

(e) The fair market value of the shares of common stock of Freedom Leaf Inc. (“Freedom Leaf Stock”), beneficially owned by Michael Woloshin, or an affiliated entity, shall be at least $200,000 based on the closing price of Freedom Leaf Stock on OTCQB on the trading day immediately preceding the Closing. As a point of clarification, the Freedom Leaf Stock is being transferred as consideration for an investment through a private placement into the Company and is not a part of the Merger Consideration.

Article VII
MISCELLANEOUS

7.1 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified or supplemented only by written agreement of each Party at any time prior to the Effective Time.

7.2 Waiver of Compliance; Consents. Any failure of Truli or Recruiter to comply with any obligation, covenant, agreement or condition herein may be waived only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any Party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 7.2.

7.3 Survival; Investigations. The respective representations and warranties of Truli, and Recruiter contained herein or in any certificates or other documents delivered prior to or at the Closing shall survive the Closing Date through the General Expiration Date. The Parties acknowledge that they have had an opportunity to conduct due diligence and investigation in connection with this Agreement and the transactions contemplated thereby, and: (i) in no event shall Recruiter and Woloshin have any liability to Truli with respect to a breach of their respective representations and warranties under this Agreement to the extent that Truli had Knowledge of such breach as of the Closing Date; and (ii) in no event shall Truli have any liability to Recruiter or Recruiter Stockholders with respect to a breach of its representations and warranties under this Agreement to the extent that Recruiter had Knowledge of such breach as of the Closing Date.

7.4 Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar receipted next business day delivery, or by email followed by overnight next business day delivery as follows:

to Truli:	Truli Technologies, Inc.
4 Oakland Street
Bristol CT 06010
Attention: Evan Sohn
Email: _______________

with a copy to:	Nason, Yeager, Gerson, Harris & Fumero, P.A.
3001 PGA Boulevard, Suite 305
Palm Beach Gardens, Florida 33410
Attention: Michael D. Harris, Esq.
Email: ________________________

to Truli Representative:	Evan Sohn
_____________________
______________________
Email: ________________

to Recruiter:	_____________________________
_____________________________
_____________________________
Attention: _____________________
Email: _______________________

with a copy to:	Robinson Brog Leinwand Greene
Genovese & Gluck P.C.
875 Third Avenue
New York, New York 10022
Attention: Stephanie Salvatore, Esq.
Email: _______________________

or to such other address as any of them, by notice to the other may designate from time to time. Time shall be counted to, or from, as the case may be, the date of delivery.

7.5 Assignment; Third Party Beneficiaries. Neither this Agreement nor any right, interest or obligation hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Parties. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or remedies upon any Person other than the Parties hereto.

7.6 Governing Law. This Agreement and all Actions arising out of or in connection with this Agreement, including any Actions alleging any Party committed any tort, shall be governed by and construed in accordance with the Laws of the State of New York without regard to the conflicts of law provisions of the State of New York or of any other state.

7.7 Dispute Resolution. Each Party to this Agreement irrevocably agrees that any legal Action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party or its successors or assigns may be brought and determined exclusively in the state and federal courts in New York County, New York. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts in New York County, New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such Action or proceeding is improper or is an inconvenient venue for such proceeding. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such Action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such Party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any Party shall commence an Action or proceeding to enforce any provisions of the Transaction Documents, the prevailing Party in such Action or proceeding shall be reimbursed by the non-prevailing Party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Action or proceeding.

7.8 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same document. Signatures by facsimile or other generally accepted electronic means (e.g., portable document format (“PDF”)) shall be deemed original signatures.

7.9 Severability. In case any one or more of the provisions contained in this Agreement should be finally determined to be invalid, illegal or unenforceable in any respect against a Party hereto, it shall be adjusted if possible to effect the intent of the Parties. In any event, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability shall only apply as to such Party in the specific jurisdiction where such final determination shall have been made.

7.10   Interpretation. The Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. The word “including” shall be deemed to mean “including without limitation.”

7.11 Entire Agreement. This Agreement and the Disclosure Schedules embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein.

7.12 Rules of Construction. Each Party to this Agreement has been represented by counsel during the preparation and execution of this Agreement, and therefore waives any rule of construction that would construe ambiguities against the Party drafting the Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be signed by their respective duly authorized officers as of the date first above written.

Truli Technologies, Inc.

By:	/s/ Evan Sohn
Name: Evan Sohn
Title: Consultant

Truli Acquisition Co., Inc.

By:	/s/ Miles Jennings
Name: Miles Jennings
Title: President

Recruiter.com, Inc.

By:	/s/ Michael Woloshin
Name: Michael Woloshin
Title: CEO, President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT LIST

Exhibit A – Form of Certificate of Merger;

Exhibit B – Form of Amended and Restated Certificate of Incorporation of Surviving Corporation;

Exhibit C – Form of Indemnification Agreement;

Exhibit D – Certificate of Designations for the Truli Series E Preferred Stock;

Exhibit E – Certificate of Elimination for the Truli Series B Preferred Stock.

Exhibit A

Form of Certificate of Merger

Pursuant to Section 251 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of each constituent corporation is Recruiter.com, Inc., a Delaware corporation, and Truli Acquisition Co., Inc., a Delaware corporation.

SECOND: The Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

THIRD: The name of the surviving corporation is Recruiter.com, Inc., a Delaware corporation.

FOURTH: The Amended and Restated Certificate of Incorporation of the surviving corporation, as in effect immediately prior to the merger, shall be the Certificate of Incorporation of the surviving corporation.

FIFTH: The merger is to become effective at 11:59 p.m. EST on March __, 2019.

SIXTH: The Agreement of Merger is on file at 4 Oakland Street Bristol CT 06010, the principal place of business of the surviving corporation.

SEVENTH: A copy of the Agreement and Plan of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, the surviving corporation has caused this certificate to be signed by an authorized officer, the __ of March, 2019.

RECRUITER.COM, INC.

By:
Name:	Michael Woloshin
Title:	CEO, President

A-1

Exhibit B

Form of Amended and Restated Certificate of Incorporation

of Surviving Corporation

1. The name of the corporation is Recruiter.com, Inc. (the “Company”).

2. The address of its registered office in the State of Delaware, County of New Castle, is 3411 Silverside Road, Tatnall Building #104, Wilmington, DE 19810. The name of its registered agent at such address is Corporate Creations Network Inc.

3. The nature of the business or purposes to be conducted or promoted are to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

4. The total number of shares of stock of all classes and series the Company shall have authority to issue is 100 shares of common stock, par value of $0.01 per share.

5. The powers of the incorporator shall terminate upon the election of the Company’s directors.

6. The Company is to have perpetual existence. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, amend, alter or repeal the bylaws of the Company.

7. Elections of directors need not be by written ballot unless the bylaws of the Company shall so provide.

Meetings of stockholders may be held within or without the State of Delaware as the bylaws may provide. The books of the Company may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Company.

8. The Company reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Any amendments may be passed by a majority of the outstanding voting power and not by a majority of each class or series of outstanding capital stock.

9. No director of this Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Nothing in this paragraph shall serve to eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to this Company or its stockholders, (b) for acts or omissions not in good faith or which involves intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

10. (a) Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding (except as provided in Section 10 (f)) whether civil, criminal or administrative, (a “Proceeding”), or is contacted by any governmental or regulatory body in connection with any investigation or inquiry (an “Investigation”), by reason of the fact that he or she is or was a director or executive officer (as such term is utilized pursuant to interpretations under Section 16 of the Securities Exchange Act of 1934) of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (an “Indemnitee”), whether the basis of such Proceeding or Investigation is alleged action in an official capacity or in any other capacity as set forth above shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that an Advancement of Expenses shall be made only upon delivery to the Company of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise (an “Undertaking”).

(b) If a claim under paragraph (a) of this Section is not paid in full by the Company within 60 days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In

(i)	any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and

(ii)	any suit by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking the Company shall be entitled to recover such expenses upon a final adjudication that,

the Indemnitee has not met the applicable standard of conduct set forth in the Delaware General Corporation Law. Neither the failure of the Company (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Company (including its board of directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right hereunder, or by the Company to recover an Advancement of Expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified or to such Advancement of Expenses under this Section or otherwise shall be on the Company.

(c) The rights to indemnification and to the Advancement of Expenses conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

(d) The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

(e) The Company may, to the extent authorized from time to time by the board of directors, grant rights to indemnification and to the Advancement of Expenses, to any employee or agent of the Company to the fullest extent of the provisions of this Section with respect to the indemnification and Advancement of Expenses of directors, and executive officers of the Company.

(f) Notwithstanding the indemnification provided for by this Section 10, the Company’s bylaws, or any written agreement, such indemnity shall not include any expenses incurred by such Indemnitees relating to or arising from any Proceeding in which the Company asserts a direct claim against an Indemnitee, or an Indemnitee asserts a direct claim against the Company, whether such claim is termed a complaint, counterclaim, crossclaim, third-party complaint or otherwise.

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this _____ day of ________, 2019.

Miles Jennings, CEO

Exhibit C

Form of Indemnification Agreement

This Indemnification Agreement (the “Agreement”) is entered into as of _________ ___, 2019 by and between Truli Technologies, Inc., a Delaware corporation (the “Company”), and ______________ (the “Indemnitee”) and replaces any and all Indemnification Agreements previously entered into between the parties. This Agreement shall be considered effective as of __________ ___, 2019.

WHEREAS, competent and experienced persons are becoming increasingly reluctant to serve publicly-held corporations as directors, officers, or in other capacities unless they are provided with adequate protection through liability insurance or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to the corporation;

WHEREAS, the board of directors of the Company (the “Board”) has determined that the inability to attract and retain such persons is detrimental to the best interests of the Company’s shareholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future;

WHEREAS, Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers the Company to indemnify its officers, directors, employees and agents by agreement and to indemnify persons who serve, at the request of the Company, as directors, officers, employees or agents of other corporations or enterprises;

WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified;

WHEREAS, the Indemnitee is willing to serve as an officer and director of the Company on the condition that he be so indemnified.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Company and the Indemnitee do hereby covenant and agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Beneficial Owner” has the meaning given to the term “beneficial owner” in Rule 13d-3 under the Exchange Act, as defined below.

(b) “Change of Control” means the occurrence after the date of this Agreement of any of the following events:

(i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the Company's then outstanding voting securities unless the change in relative Beneficial Ownership of the Company's securities by any Person results solely from a reduction in the aggregate number of outstanding shares of securities entitled to vote generally in the election of directors;

(ii) the consummation of a reorganization, merger or consolidation, unless immediately following such reorganization, merger or consolidation, all of the Beneficial Owners of the voting securities of the Company immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding voting securities of the entity resulting from such transaction;

(iii) during any period of two consecutive years, not including any period prior to the execution of this Agreement, individuals who at the beginning of such period constituted the Board (including for this purpose any new directors whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the Board; or

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

(c) “Claim” means:

(i) any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, arbitrative, investigative or other, and whether made pursuant to federal, state or other law; or

(ii) any inquiry, hearing or investigation that the Indemnitee determines might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism.

(d) “Delaware Court” shall have the meaning ascribed to it in Section 9(e) below.

(e) “Disinterested Director” means a director of the Company who is not and was not a party to the Claim in respect of which indemnification is sought by the Indemnitee.

(f) “Expenses” means any and all expenses, including attorneys’ and experts’ fees, court costs, transcript costs, travel expenses, duplicating, printing and binding costs, telephone charges, and all other costs and expenses incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness or participate in, any Claim. Expenses also shall include (i) Expenses incurred in connection with any appeal resulting from any Claim, including without limitation the premium, security for, and other costs relating to any cost bond, supersede as bond, or other appeal bond or its equivalent, and (ii) for purposes of Section 5 only, Expenses incurred by the Indemnitee in connection with the interpretation, enforcement or defense of the Indemnitee's rights under this Agreement, by litigation or otherwise. Expenses, however, shall not include amounts paid in settlement by the Indemnitee or the amount of judgments or fines against the Indemnitee. The parties agree that for the purposes of any advancement of Expenses for which the Indemnitee has made written demand to the Company in accordance with this Agreement, all Expenses included in such demand that are certified by affidavit or declaration of the Indemnitee's counsel as being reasonable shall be presumed conclusively to be reasonable.

(g) “Exchange Act” means the Securities Exchange Act of 1934.

(h) “Expense Advance” means any payment of Expenses advanced to the Indemnitee by the Company pursuant to Section 4 or Section 5 hereof.

(i) “Indemnifiable Event” means any event or occurrence, whether occurring before, on or after the date of this Agreement, related to the fact that the Indemnitee is or was a director, officer, employee or agent of the Company or any subsidiary of the Company, or is or was serving at the request of the Company as a director, officer, employee, member, manager, trustee or agent of any other corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise (collectively with the Company, “Enterprise”) or by reason of an action or inaction by the Indemnitee in any such capacity (whether or not serving in such capacity at the time any the Loss is incurred for which indemnification can be provided under this Agreement).

(j) “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently performs, nor in the past five years has performed, services for either: (i) the Company or the Indemnitee (other than in connection with matters concerning the Indemnitee under this Agreement or of other indemnitees under similar agreements) or (ii) any other party to the Claim giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or the Indemnitee in an action to determine the Indemnitee's rights under this Agreement.

(k) “Losses” means any and all Expenses, damages, losses, liabilities, judgments, fines, penalties (whether civil, criminal or other), ERISA excise taxes, amounts paid or payable in settlement, including any interest, assessments, any federal, state, local or foreign taxes imposed as a result of the actual or deemed receipt of any payments under this Agreement and all other charges paid or payable in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness or participate in, any Claim.

(l) “Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity and includes the meaning set forth in Sections 13(d) and 14(d) of the Exchange Act.

(m) “Standard of Conduct Determination” shall have the meaning ascribed to it in Section 9(b) below.

2. Agreement to Serve. The Indemnitee agrees to serve as an officer and director of the Company for so long as the Indemnitee is duly elected or appointed or until the Indemnitee tenders his resignation. This Agreement shall not be deemed an employment agreement between the Company (or any of its subsidiaries or Enterprise) and the Indemnitee. This Agreement shall continue in force after the Indemnitee has ceased to serve as an officer or director of the Company or, at the request of the Company, of any of its subsidiaries or Enterprise, as provided in Section 12 hereof.

3. Indemnification. Subject to Section 9 and Section 10 of this Agreement, the Company shall indemnify the Indemnitee, to the fullest extent permitted by the laws of the State of Delaware in effect on the date hereof, or as such laws may from time to time hereafter be amended to increase the scope of such permitted indemnification, against any and all Losses if the Indemnitee was or is or becomes a party to or participant in, or is threatened to be made a party to or participant in, any Claim by reason of or arising in part out of an Indemnifiable Event, including, without limitation, Claims brought by or in the right of the Company, Claims brought by third parties, and Claims in which the Indemnitee is solely a witness.

4. Advancement of Expenses. The Indemnitee shall have the right to advancement by the Company, prior to the final disposition of any Claim by final adjudication to which there are no further rights of appeal, of any and all Expenses actually and reasonably paid or incurred by the Indemnitee in connection with any Claim arising out of an Indemnifiable Event. The Indemnitee’s right to such advancement is not subject to the satisfaction of any standard of conduct. Without limiting the generality or effect of the foregoing, within 20 days after any request by the Indemnitee, the Company shall, in accordance with such request, (a) pay such Expenses on behalf of the Indemnitee, (b) advance to the Indemnitee funds in an amount sufficient to pay such Expenses, or (c) reimburse the Indemnitee for such Expenses. If requested by a law firm or other professional representing the Indemnitee, the Company shall pay such firm(s) a reasonable retainer. In connection with any request for Expense Advances, the Indemnitee shall not be required to provide any documentation or information to the extent that the provision thereof would undermine or otherwise jeopardize the attorney-client privilege. In connection with any request for Expense Advances, the Indemnitee shall execute and deliver to the Company an undertaking (which shall be accepted without reference to the Indemnitee’s ability to repay the Expense Advances) to repay any amounts paid, advanced, or reimbursed by the Company for such Expenses to the extent that it is ultimately determined, following the final disposition of such Claim, that the Indemnitee is not entitled to indemnification hereunder. The Indemnitee's obligation to reimburse the Company for Expense Advances shall be unsecured and no interest shall be charged thereon.

5. Indemnification for Expenses in Enforcing Rights. To the fullest extent allowable under applicable law, the Company shall also indemnify against, and, if requested by the Indemnitee, shall advance to the Indemnitee subject to and in accordance with Section 4, any Expenses actually and reasonably paid or incurred by the Indemnitee in connection with any action or proceeding by the Indemnitee for (a) indemnification or reimbursement or advance payment of Expenses by the Company under any provision of this Agreement, or under any other agreement or provision of the Certificate of Incorporation or Bylaws now or hereafter in effect relating to Claims relating to Indemnifiable Events, and/or (b) recovery under any directors’ and officers’ liability insurance policies maintained by the Company regardless of whether the Indemnitee ultimately is determined to be entitled to such indemnification or insurance recovery, as the case may be. However, in the event that the Indemnitee is ultimately determined not to be entitled to such indemnification or insurance recovery, as the case may be, then all amounts advanced under this Section 5 shall be repaid. The Indemnitee shall be required to reimburse the Company in the event that a final judicial determination is made that such action brought by the Indemnitee was frivolous or not made in good faith.

6. Partial Indemnity. If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for a portion of any Losses in respect of a Claim related to an Indemnifiable Event but not for the total amount thereof, the Company shall nevertheless indemnify the Indemnitee for the portion thereof to which the Indemnitee is entitled.

7. Notification and Defense of Claims.

(a) Notification of Claims. The Indemnitee shall notify the Company in writing as soon as practicable of any Claim which could relate to an Indemnifiable Event or for which the Indemnitee could seek Expense Advances, including a brief description (based upon information then available to the Indemnitee) of the nature of, and the facts underlying, such Claim. The failure by the Indemnitee to timely notify the Company hereunder shall not relieve the Company from any liability hereunder except to the extent that the Company has been damaged by such delay. The Company shall not be liable to indemnify the Indemnitee under this Agreement with respect to any judicial award in a Claim related to an Indemnifiable Event if the Company was not given a reasonable and timely opportunity to participate at its expense in the defense of such action. If at the time of the receipt of such notice, the Company has directors' and officers' liability insurance in effect under which coverage for Claims related to Indemnifiable Events is potentially available, the Company shall give prompt written notice to the applicable insurers in accordance with the procedures set forth in the applicable policies.

(b) Defense of Claims. The Company shall be entitled to participate in the defense of any Claim relating to an Indemnifiable Event at its own expense and, except as otherwise provided below, to the extent the Company so wishes, it may assume the defense thereof with counsel reasonably satisfactory to the Indemnitee. After notice from the Company to the Indemnitee of its election to assume the defense of any such Claim, the Company shall not be liable to the Indemnitee under this Agreement or otherwise for any Expenses subsequently directly incurred by the Indemnitee in connection with the Indemnitee’s defense of such Claim other than reasonable costs of investigation or as otherwise provided below. The Indemnitee shall have the right to employ its own legal counsel in such Claim, but all Expenses related to such counsel incurred after notice from the Company of its assumption of the defense shall be at the Indemnitee’s own expense; provided, however, that if (i) the Indemnitee’s employment of its own legal counsel has been authorized by the Company, (ii) the Company’s counsel has reasonably determined that there may be a conflict of interest between the Indemnitee and the Company in the defense of such Claim, (iii) after a Change in Control, the Indemnitee’s employment of its own counsel has been approved by the Independent Counsel or (iv) the Company shall not in fact have employed counsel to assume the defense of such Claim, then the Indemnitee shall be entitled to retain its own separate counsel (but not more than one law firm plus, if applicable, local counsel in respect of any such Claim) and all Expenses related to such separate counsel shall be borne by the Company.

8. Procedure upon Application for Indemnification. In order to obtain indemnification pursuant to this Agreement, the Indemnitee shall submit to the Company a written request therefor, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification following the final disposition of the Claim, provided that documentation and information need not be so provided to the extent that the provision thereof would undermine or otherwise jeopardize attorney-client privilege. Indemnification shall be made insofar as the Company determines the Indemnitee is entitled to indemnification in accordance with Section 9 below.

9. Determination of Right to Indemnification.

(a) Mandatory Indemnification; Indemnification as a Witness.

(i) To the extent that the Indemnitee shall have been successful on the merits or otherwise in defense of any Claim relating to an Indemnifiable Event or any portion thereof or in defense of any issue or matter therein, including without limitation dismissal without prejudice, the Indemnitee shall be indemnified against all Losses relating to such Claim in accordance with Section 3 to the fullest extent allowable by law, and no Standard of Conduct Determination (as defined in Section 9(b)) shall be required.

(ii) To the extent that the Indemnitee’s involvement in a Claim relating to an Indemnifiable Event is to prepare to serve and serve as a witness, and not as a party, the Indemnitee shall be indemnified against all Losses incurred in connection therewith to the fullest extent allowable by law and no Standard of Conduct Determination (as defined in Section 9(b)) shall be required.

(b) Standard of Conduct. To the extent that the provisions of Section 9(a) are inapplicable to a Claim related to an Indemnifiable Event that shall have been finally disposed of, any determination of whether the Indemnitee has satisfied any applicable standard of conduct under Delaware law that is a legally required condition to indemnification of the Indemnitee hereunder against Losses relating to such Claim and any determination that Expense Advances must be repaid to the Company (a “Standard of Conduct Determination”) shall be made as follows:

(i) if no Change in Control has occurred, (A) by a majority vote of the Disinterested Directors, even if less than a quorum of the Board, (B) by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum or (C) if there are no such Disinterested Directors, by Independent Counsel in a written opinion addressed to the Board, a copy of which shall be delivered to Indemnitee; and

(ii) if a Change in Control shall have occurred, (A) if the Indemnitee so requests in writing, by a majority vote of the Disinterested Directors, even if less than a quorum of the Board or (B) otherwise, by Independent Counsel in a written opinion addressed to the Board, a copy of which shall be delivered to Indemnitee.

The Company shall indemnify and hold harmless the Indemnitee against and, if requested by the Indemnitee, shall reimburse the Indemnitee for, or advance to the Indemnitee, within 20 days of such request, any and all Expenses incurred by the Indemnitee in cooperating with the person or persons making such Standard of Conduct Determination.

(c) Making the Standard of Conduct Determination. The Company shall use its reasonable best efforts to cause any Standard of Conduct Determination required under Section 9(b) to be made as promptly as practicable. If the person or persons designated to make the Standard of Conduct Determination Section 9(b) shall not have made a determination within 30 days after the later of (A) receipt by the Company of a written request from the Indemnitee for indemnification pursuant to Section 8 (the date of such receipt being the “Notification Date”) and (B) the selection of an Independent Counsel, if such determination is to be made by Independent Counsel, then the Indemnitee shall be deemed to have satisfied the applicable standard of conduct; provided that such 30-day period may be extended for a reasonable time, not to exceed an additional 30 days if the person or persons making such determination in good faith requires such additional time to obtain or evaluate information relating thereto. Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement of the Indemnitee to indemnification under this Agreement shall be required to be made prior to the final disposition of any Claim. For avoidance of doubt, this does not affect the Indemnitee’s right to Expense Advances under Section 4.

(d) Payment of Indemnification. If, in regard to any Losses:

(i) The Indemnitee shall be entitled to indemnification pursuant to Section 9(a);

(ii) no Standard Conduct Determination is legally required as a condition to indemnification of the Indemnitee hereunder; or

(iii) the Indemnitee has been determined or deemed pursuant to Section 9(b) or Section 9(c) have satisfied the Standard of Conduct Determination,

then the Company shall pay to the Indemnitee, within five days after the later of (A) the Notification Date or (B) the earliest date on which the applicable criterion specified in clause (i), (ii) or (iii) is satisfied, an amount equal to such Losses.

(e) Selection of Independent Counsel for Standard of Conduct Determination. If a Standard of Conduct Determination is to be made by Independent Counsel pursuant to Section 9(b)(i)(C), the Independent Counsel shall be selected by the Board of Directors, and the Company shall give written notice to the Indemnitee advising Indemnitee of the identity of the Independent Counsel so selected. If a Standard of Conduct Determination is to be made by Independent Counsel pursuant to Section 9(b)(ii)(B), the Independent Counsel shall be selected by the Indemnitee, and the Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected. In either case, the Indemnitee or the Company, as applicable, may, within five days after receiving written notice of selection from the other, deliver to the other a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not satisfy the criteria set forth in the definition of “Independent Counsel” in Section 1(i), and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person or firm so selected shall act as Independent Counsel. If such written objection is properly and timely made and substantiated, (i) the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit; and (ii) the non-objecting party may, at its option, select an alternative Independent Counsel and give written notice to the other party advising such other party of the identity of the alternative Independent Counsel so selected, in which case the provisions of the two immediately preceding sentences, the introductory clause of this sentence and numbered clause (i) of this sentence shall apply to such subsequent selection and notice. If applicable, the provisions of clause (ii) of the immediately preceding sentence shall apply to successive alternative selections. If no Independent Counsel that is permitted under the foregoing provisions of this Section 9(e) to make the Standard of Conduct Determination shall have been selected within 20 days after the Company gives its initial notice pursuant to the first sentence of this Section 9(e) or the Indemnitee gives its initial notice pursuant to the second sentence of this Section 9(e) as the case may be, either the Company or the Indemnitee may petition the Court of Chancery of the State of Delaware (“Delaware Court”) to resolve any objection which shall have been made by the Company or the Indemnitee to the other's selection of Independent Counsel and/or to appoint as Independent Counsel a person to be selected by the Court or such other person as the Court shall designate, and the person or firm with respect to whom all objections are so resolved or the person or firm so appointed will act as Independent Counsel. In all events, the Company shall pay all of the reasonable fees and expenses of the Independent Counsel incurred in connection with the Independent Counsel’s determination pursuant to Section 9(b).

(f) Presumptions and Defenses.

(i) The Indemnitee's Entitlement to Indemnification. In making any Standard of Conduct Determination, the person or persons making such determination shall presume that the Indemnitee has satisfied the applicable standard of conduct and is entitled to indemnification, and the Company shall have the burden of proof to overcome that presumption and establish that the Indemnitee is not so entitled. Any Standard of Conduct Determination that is adverse to the Indemnitee may be challenged by the Indemnitee in the Delaware Court. No determination by the Company (including by its directors or any Independent Counsel) that the Indemnitee has not satisfied any applicable standard of conduct may be used as a defense to any legal proceedings brought by the Indemnitee to secure indemnification or reimbursement or advance payment of Expenses by the Company hereunder or create a presumption that the Indemnitee has not met any applicable standard of conduct.

(ii) Reliance as a Safe Harbor. For purposes of this Agreement, and without creating any presumption as to a lack of good faith if the following circumstances do not exist, the Indemnitee shall be deemed to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company if the Indemnitee's actions or omissions to act are taken in good faith reliance upon the records of the Company, including its financial statements, or upon information, opinions, reports or statements furnished to the Indemnitee by the officers or employees of the Company or any of its subsidiaries in the course of their duties, or by committees of the Board or by any other Person (including legal counsel, accountants and financial advisors) as to matters the Indemnitee reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company. In addition, the knowledge and/or actions, or failures to act, of any director, officer, agent or employee of the Company shall not be imputed to the Indemnitee for purposes of determining the right to indemnity hereunder.

(iii) No Other Presumptions. For purposes of this Agreement, the termination of any Claim by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere or its equivalent, will not create a presumption that the Indemnitee did not meet any applicable standard of conduct or have any particular belief, or that indemnification hereunder is otherwise not permitted.

(iv) Defense to Indemnification and Burden of Proof. It shall be a defense to any action brought by the Indemnitee against the Company to enforce this Agreement (other than an action brought to enforce a claim for Losses incurred in defending against a Claim related to an Indemnifiable Event in advance of its final disposition) that it is not permissible under applicable law for the Company to indemnify the Indemnitee for the amount claimed. In connection with any such action or any related Standard of Conduct Determination, the burden of proving such a defense or that the Indemnitee did not satisfy the applicable standard of conduct shall be on the Company.

(v) Resolution of Claims. The Company acknowledges that a settlement or other disposition short of final judgment may be successful on the merits or otherwise for purposes of Section 9(a)(i) if it permits a party to avoid expense, delay, distraction, disruption and uncertainty. In the event that any Claim relating to an Indemnifiable Event to which the Indemnitee is a party is resolved in any manner other than by adverse judgment against the Indemnitee (including, without limitation, settlement of such action, claim or proceeding with our without payment of money or other consideration) it shall be presumed that the Indemnitee has been successful on the merits or otherwise for purposes of Section 9(a)(i). The Company shall have the burden of proof to overcome this presumption.

10. Exclusions from Indemnification. Notwithstanding anything in this Agreement to the contrary, the Company shall not be obligated to:

(a) indemnify or advance funds to the Indemnitee for Expenses or Losses with respect to proceedings initiated by the Indemnitee, including any proceedings against the Company or its directors, officers, employees or other indemnitees and not by way of defense, except:

(i) proceedings referenced in Section 5 above (unless a court of competent jurisdiction determines that each of the material assertions made by the Indemnitee in such proceeding was not made in good faith or was frivolous); or

(ii) where the Company has joined in or the Board has consented to the initiation of such proceedings.

(b) indemnify the Indemnitee if a final decision by a court of competent jurisdiction determines that such indemnification is prohibited by applicable law.

(c) indemnify the Indemnitee for the disgorgement of profits arising from the purchase or sale by the Indemnitee of securities of the Company in violation of Section 16(b) of the Exchange Act, or any similar successor statute.

(d) indemnify or advance funds to the Indemnitee for the Indemnitee’s reimbursement to the Company of any bonus or other incentive-based or equity-based compensation previously received by the Indemnitee or payment of any profits realized by the Indemnitee from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements under Section 304 of the Sarbanes-Oxley Act of 2002 in connection with an accounting restatement of the Company or the payment to the Company of profits arising from the purchase or sale by the Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act).

11. Settlement of Claims. The Company shall not be liable to the Indemnitee under this Agreement for any amounts paid in settlement of any threatened or pending Claim related to an Indemnifiable Event effected without the Company's prior written consent, which shall not be unreasonably withheld; provided, however, that if a Change in Control has occurred, the Company shall be liable for indemnification of the Indemnitee for amounts paid in settlement if an Independent Counsel has approved the settlement. The Company shall not settle any Claim related to an Indemnifiable Event in any manner that would impose any Losses on the Indemnitee or subject the Indemnitee to any equitable relief without the Indemnitee's prior written consent.

12. Duration. All agreements and obligations of the Company contained herein shall continue during the period that the Indemnitee is an officer or director of the Company (or is serving at the request of the Company as a director, officer, employee, member, trustee or agent of another Enterprise) and shall continue thereafter (i) so long as the Indemnitee may be subject to any possible Claim relating to an Indemnifiable Event (including any rights of appeal thereto) and (ii) throughout the pendency of any proceeding (including any rights of appeal thereto) commenced by the Indemnitee to enforce or interpret his or her rights under this Agreement, even if, in either case, he or she may have ceased to serve in such capacity at the time of any such Claim or proceeding.

13. Non-Exclusivity. The rights of the Indemnitee hereunder will be in addition to any other rights the Indemnitee may have under the Certificate of Incorporation or Bylaws, the General Corporation Law of the State of Delaware, any other contract or otherwise (collectively, “Other Indemnity Provisions”); provided, however, that (a) to the extent that the Indemnitee otherwise would have any greater right to indemnification under any Other Indemnity Provision, the Indemnitee will be deemed to have such greater right hereunder and (b) to the extent that any change is made to any Other Indemnity Provision which permits any greater right to indemnification than that provided under this Agreement as of the date hereof, the Indemnitee will be deemed to have such greater right hereunder.

14. Liability Insurance. For the duration of the Indemnitee's service as an officer or director for the Company, and thereafter for so long as the Indemnitee shall be subject to any pending Claim relating to an Indemnifiable Event, the Company shall use commercially reasonable efforts (taking into account the scope and amount of coverage available relative to the cost thereof) to obtain or continue to maintain in effect policies of directors’ and officers’ liability insurance providing coverage that is at least substantially comparable in scope and amount to that provided by the Company’s current policies of directors’ and officers’ liability insurance.. In all policies of directors’ and officers’ liability insurance maintained by the Company, the Indemnitee shall be named as an insured in such a manner as to provide the Indemnitee the same rights and benefits as are provided to the most favorably insured of the Company’s directors, if the Indemnitee is a director, or of the Company’s officers, if the Indemnitee is an officer (and not a director) by such policy. Upon request, the Company will provide to the Indemnitee copies of all directors’ and officers’ liability insurance applications, binders, policies, declarations, endorsements and other related materials.

15. No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment to the Indemnitee in respect of any Losses to the extent the Indemnitee has otherwise received payment under any insurance policy, the Certificate of Incorporation and Bylaws, Other Indemnity Provisions or otherwise of the amounts otherwise indemnifiable by the Company hereunder.

16. Subrogation. In the event of payment to the Indemnitee under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee. The Indemnitee shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

17. Amendments. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be binding unless in the form of a writing signed by the party against whom enforcement of the waiver is sought, and no such waiver shall operate as a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. Except as specifically provided herein, no failure to exercise or any delay in exercising any right or remedy hereunder shall constitute a waiver thereof.

18. Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company), assigns, spouses, heirs and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part of the business and/or assets of the Company, by written agreement in form and substances satisfactory to the Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

19. Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any portion thereof) are held by a court of competent jurisdiction to be invalid, illegal, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

20. Notices. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar overnight next business day delivery, or by email delivery followed by overnight next business day delivery, as follows:

To the Company:	Truli Technologies, Inc.
4 Oakland Street
Bristol CT 06010
Attn: Miles Jennings
Title: Chief Executive Officer
Email: ____________________

With a Copy to:	Nason Yeager Gerson Harris & Fumero, P.A.
3001 PGA Boulevard, Suite 305
Palm Beach Gardens, FL 33410
Attention: Michael D. Harris, Esq.
Email: ______________________

To the Indemnitee:	To the address set forth on the signature page hereto.

or to such other address as any of them, by notice to the other may designate from time to time. Time shall be counted from the date of transmission.

21. Governing Law and Forum. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in such state without giving effect to its principles of conflicts of laws. The Company and Indemnitee hereby irrevocably and unconditionally: (a) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the state or federal courts located in the State of Delaware and not in any other state or federal court in the United States, (b) consent to submit to the exclusive jurisdiction of the such courts for purposes of any action or proceeding arising out of or in connection with this Agreement.

22. Headings. The headings of the sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation thereof.

23. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, but all of which together shall constitute one and the same Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Truli Technologies, Inc.

By:
Mile Jennings, Chief Executive Officer

THE INDEMNITEE

Address:

Exhibit D

Certificate of Designations for the Truli Series E Preferred Stock

The undersigned, Miles Jennings, the Chief Executive Officer of Truli Technologies, Inc. (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law (“DGCL”), in accordance with the provisions of Section 151 of the DGCL, does hereby certify:

That pursuant to the authority expressly conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the Corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the Board of Directors at a meeting on December 19, 2018, adopted resolutions authorizing the creation and issuance of a series of preferred stock designated as the “Series E Convertible Preferred Stock”, none of which shares have been issued;

That the Certificate of Designation for the Series E Convertible Preferred Stock (the “Certificate of Designation”) was filed with the Secretary of State for the State of Delaware on March 25, 2019.

That pursuant to the authority expressly conferred upon the Board of Directors by the Corporation’s Certificate of Incorporation, the Board of Directors, by unanimous written consent on March 29, 2019, adopted the following resolutions amending and restating the Certificate of Designation (the “Amended and Restated Certificate of Designations”):

RESOLVED, that pursuant to the authority expressly vested in the Board of Directors and in accordance with the provisions of the Certificate of Incorporation and the DGCL, the Certificate of Designation for the Series E Convertible Preferred Stock shall be amended and restated in its entirety, and the designation and number of shares constituting such series, and the rights, powers, preferences, privileges and restrictions relating to such series, in addition to any set forth in the Certificate of Incorporation, shall be as follows:

Section 1. Designation and Authorized Shares. There shall hereby be created and established a series of preferred stock of the Corporation designated as “Series E Convertible Preferred Stock” (the “Series E Preferred Stock”). The authorized number of shares of the Series E Preferred Stock shall be 775,000 shares (the “Preferred Shares”). Each Preferred Share shall have a par value of $0.0001. Capitalized terms not defined herein shall have the meaning as set forth in Section 12 below.

Section 2. Stated Value. Each Preferred Share shall have a stated value of $20 per share (the “Stated Value”).

Section 3. Liquidation. Upon the liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, each Holder shall be entitled to receive out of assets of the Corporation legally available therefor: (a) a pro rata portion of 79.48% of the Second Liquidation Preference; and (b) a pro rata portion of 56.60% of the value of any cash or other property to be distributed to the Holders, the Series D Stockholders and the Series F Stockholders as payment of the Remaining Liquidation Amount. Any distribution in connection with the liquidation, dissolution or winding up of the Corporation, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible.

Section 4. Voting. Except as otherwise expressly required by law, each Holder shall be entitled to vote on all matters submitted to stockholders of the Corporation and shall be entitled to the number of votes for each Preferred Share owned at the record date for the determination of stockholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, equal to the number of shares of Common Stock such Preferred Shares are convertible into at such time, but not in excess of the conversion limitations set forth in Section 5(d) herein. Except as otherwise required by law, the Holders shall vote together with the holders of Common Stock on all matters and shall not vote as a separate class.

Section 5. Conversion.

(a) Conversion Right. Subject to the provisions of Section 5(d), at any time or times on or after the Closing Date, each Holder shall be entitled to convert any portion of the outstanding Preferred Shares held by such Holder into validly issued, fully paid and non-assessable shares of Common Stock in accordance with Section 5(c) at the Conversion Rate (as defined below). The Corporation shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round such fraction of a share of Common Stock up to the nearest whole share. The Corporation shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses (including fees and expenses of the Transfer Agent (as defined below)) that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Preferred Share (as defined below).

(b) Conversion Rate. The number of shares of Common Stock issuable upon conversion of any Preferred Share pursuant to Section 5(c) shall be determined by dividing (x) the Stated Value of such Preferred Share by (y) the Conversion Price (the “Conversion Rate”).

(c) Mechanics of Conversion.

(i) Optional Conversion. To convert a Preferred Share into shares of Common Stock on any date after the Closing Date (a “Conversion Date”), a Holder shall deliver (via, electronic mail or otherwise), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion of the Preferred Shares subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Corporation. Within three (3) Trading Days following a conversion of any such Preferred Shares as aforesaid, such Holder shall surrender to a nationally recognized overnight delivery service for delivery to the Corporation the original certificates representing the Preferred Shares (the “Preferred Share Certificates”) so converted as aforesaid (or an indemnification undertaking with respect to the Preferred Shares in the case of its loss, theft or destruction). On or before the first (1st) Trading Day following the date of receipt of a Conversion Notice, the Corporation shall transmit by electronic mail an acknowledgment of confirmation, in the form attached hereto as Exhibit II, of receipt of such Conversion Notice to such Holder and the Corporation’s transfer agent (the “Transfer Agent”), which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. On or before the third (3rd) Trading Day following the date of receipt of a Conversion Notice (or such earlier date as required pursuant to the Securities Exchange Act of 1934, (the “Exchange Act”) or other applicable law, rule or regulation for the settlement of a trade initiated on the applicable Conversion Date of such shares of Common Stock issuable pursuant to such Conversion Notice) (the “Share Delivery Deadline”), the Corporation shall (1) provided that the Transfer Agent is participating in The Depository Trust Corporation’s (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which such Holder shall be entitled to such Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (2) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver (via reputable overnight courier) to the address as specified in such Conversion Notice, a certificate, registered in the name of such Holder or its designee, for the number of shares of Common Stock to which such Holder shall be entitled. If the number of Preferred Shares represented by the Preferred Share Certificate(s) submitted for conversion pursuant is greater than the number of Preferred Shares being converted, then the Corporation shall, as soon as practicable and in no event later than three (3) Trading Days after receipt of the Preferred Share Certificate(s) and at its own expense, issue and deliver to such Holder (or its designee) a new Preferred Share Certificate representing the number of Preferred Shares not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(ii) Corporation’s Failure to Timely Convert. If the Corporation shall fail, for any reason or for no reason, on or prior to the applicable Share Delivery Deadline, to credit such Holder’s or its designee’s balance account with DTC (or subject to Section 5(c)(i) to issue to such Holder a certificate for the number of shares of Common Stock to which such Holder is entitled and register such shares of Common Stock on the Corporation’s share register) for such number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of any Preferred Share, a Triggering Event shall be deemed to have occurred, and such Holder shall be entitled to the remedies set forth in Section 7, in addition to all other remedies available to such Holder.

(d) Maximum Conversion. Notwithstanding anything to the contrary set forth in this Amended and Restated Certificate of Designation, at no time may all or a portion of the Preferred Shares be converted if the number of shares of Common Stock to be issued pursuant to such conversion would cause the holder’s beneficial ownership to exceed, when aggregated with all other shares of Common Stock beneficially owned (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) by such holder at such time, the number of shares of Common Stock more than 4.99% of all of the Common Stock issued and outstanding at such time (which provision may be waived by such Holder by written notice from such Holder to the Corporation, which notice shall be effective 61 calendar days after the date of such notice). Additionally, in no event shall any Preferred Shares be converted if after giving effect to the conversion, the Holder would beneficially own more than 9.99% of all of the Common Stock issued and outstanding at such time. For purposes of this Section 5(d), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Corporation’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Corporation or (3) any other notice by the Corporation setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of a holder of Series E Preferred Stock, the Corporation shall within one (1) business day confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including shares of Series E Preferred Stock, held by such holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported, which in any event are convertible or exercisable, as the case may be, into shares of the Corporation’s Common Stock within sixty (60) days’ of such calculation and which are not subject to a limitation on conversion or exercise analogous to the limitation contained herein. The provisions of this Section 5 shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitations herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

Section 6. Reserved.

Section 7. Triggering Events. If at any time while any Preferred Shares remain outstanding and any Triggering Event occurs, the Corporation shall pay within three (3) days to each Holder $210 per each $1,000 of the Stated Value of each such Holder’s Preferred Shares, provided however that this Section 7 shall not apply in the case of a failure to timely convert under Section 5(c)(ii) due to an insufficient number of authorized shares until 120 days from the Closing Date.

Section 8. Other Provisions.

(a) Reservation of Common Stock. After the expiration of sixty (60) days from the Closing Date, or such longer period as provided for in Section 3(c) of the Securities Purchase Agreement, so long as any Preferred Shares remain outstanding, the Corporation shall at all times reserve at least two (2) times the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Preferred Shares then outstanding and the exercise of all Warrants then outstanding under the Transaction Documents (without regard to any limitations on conversions) (the “Required Reserve Amount”). Any failure of the Corporation to maintain the Required Reserve Amount shall be deemed to be a Triggering Event. The Required Reserve Amount (including each increase in the number of shares so reserved) shall be allocated pro rata among the Holders based on the number of the Preferred Shares held by each Holder on the Closing Date or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event that a Holder shall sell or otherwise transfer any of such Holder’s Preferred Shares, each transferee shall be allocated a pro rata portion of such Holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares shall be allocated to the remaining Holders of Preferred Shares, pro rata based on the number of the Preferred Shares then held by the Holders.

(b) Record Holders. The Corporation shall maintain a register (the “Register”) for the recordation of the names and addresses of the Holders of each Preferred Share and the Stated Value of the Preferred Shares. The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Corporation and each Holder of the Preferred Shares shall treat each Person whose name is recorded in the Register as the owner of a Preferred Share for all purposes (including the right to receive payments and dividends hereunder) notwithstanding notice to the contrary.

(c) Transfer of Preferred Shares. A Holder may transfer some or all of its Preferred Shares without the consent of the Corporation, subject to compliance with the Securities Act of 1933, as amended. If any Preferred Shares are to be transferred, the applicable Holder shall surrender the applicable Preferred Share Certificate to the Corporation, whereupon the Corporation will forthwith issue and deliver upon the order of such Holder a new Preferred Share Certificate, registered as such Holder may request, representing the outstanding number of Preferred Shares being transferred by such Holder and, if less than the entire outstanding number of Preferred Shares is being transferred, a new Preferred Share Certificate to such Holder representing the outstanding number of Preferred Shares not being transferred. The Corporation shall record all such transfers pursuant to this Section 8(c) in the Register.

(d) Lost, Stolen or Mutilated Preferred Share Certificate. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of a Preferred Share Certificate (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the applicable Holder to the Corporation in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of such Preferred Share Certificate, the Corporation shall execute and deliver to such Holder a new Preferred Share Certificate representing the applicable outstanding number of Preferred Shares.

Section 9. Restriction and Limitations. Except as expressly provided herein or as required by law, so long as any Preferred Shares remain outstanding, the Corporation shall not, without the vote or written consent of the Required Holders, take any action which would adversely and materially affect any of the preferences, limitations or relative rights of the Series E Preferred Stock.

Section 10. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while any Preferred Shares remain outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation pursuant to the conversion of the Series E Preferred Stock), (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, each Preferred Share shall receive such consideration as if such number Preferred Shares had been, immediately prior to such foregoing dividend, distribution, subdivision, combination or reclassification, the holder of the number of shares of Common Stock into which it could convert at such time. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification. Notwithstanding the preceding, there shall be no adjustment as a result of the contemplated reverse stock split.

Section 11. Equal Treatment of Holders. No consideration (including any modification of this Amended and Restated Certificate of Designation or related Transaction Document) shall be offered or paid to any person or entity to amend or consent to a waiver or modification of any provision of this Amended and Restated Certificate of Designation or Transaction Document unless the same consideration is also offered to all of the Holders. For clarification purposes, this provision constitutes a separate right granted to each holder by the Corporation and negotiated separately by each holder, and is intended for the Corporation to treat all Holders as a class and shall not in any way be construed as such holders acting in concert or as a group with respect to the purchase, disposition or voting of the Series E Preferred Stock or otherwise.

Section 12. Certain Defined Terms. For purposes of this Amended and Restated Certificate of Designation, the following terms shall have the following meanings:

(a) “Closing Date” shall mean the date of first issuance of the shares of Series E Preferred Stock.

(b) “Common Stock” shall mean the Corporation’s common stock, $0.0001 par value per share.

(c) “Consideration Value” means the value of the applicable Option, Convertible Security as of the date of issuance thereof (as determined by the Board of Directors in good faith).

(d) “Conversion Price” means, with respect to each Preferred Share, as of any Conversion Date or other date of determination, $0.02, subject to adjustment as provided herein.

(e) “Convertible Securities” means any stock or securities (other than Options) convertible into or exercisable or exchangeable for shares of Common Stock.

(f) “Excluded Securities” means those securities identified and defined as such in the Securities Purchase Agreement.

(g) “First Liquidation Preference” means the first $2,000,000 of cash and/or other property received by the Corporation pursuant to the liquidation, dissolution or winding up of the business of the Corporation, and which is payable to the Series D Stockholders.

(h) “Holder” or “Holders” means a holder of Series E Preferred Stock.

(i) “Merger Agreement” means that certain Agreement and Plan of Merger dated as of the Closing Date by and among the Corporation and the additional parties thereto.

(j) “Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

(k) “Person” means an individual, a limited liability corporation, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(l) “Principal Market” means The New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, OTCPink, OTCQB, or OTCQX and any successor markets thereto.

(m) “Remaining Liquidation Amount” means $9,000,000.

(n) “Required Holders” means Holders representing a majority of the outstanding Preferred Stock.

(o) “Second Liquidation Preference” means a liquidation preference of $3,000,000 in cash and/or other property received by the Corporation pursuant to a liquidation, dissolution or winding up of the business of the Corporation, and which is to be paid to the Holders and the Series D Stockholders after the Series F Stockholders have received the First Liquidation Preference.

(p) “Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of the Closing Date, by and among the Corporation and certain investors party thereto, a form of which will be on file with the Securities and Exchange Commission.

(q) “Series D Stockholders” means a Person holding Series D Convertible Preferred Stock of the Corporation.

(r) “Series F Stockholders” means a Person holding Series F Convertible Preferred Stock of the Corporation.

(s) “Trading Day” means any day on which the Common Stock is eligible to be traded on the Principal Market or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Holder.

(t) “Transaction Documents” means this Amended and Restated Certificate of Designation, the Merger Agreement and each of the other agreements and instruments entered into or delivered by the Corporation or any of the Holders in connection with the transactions contemplated hereby and under the Merger Agreement, each as may be amended from time to time in accordance with the terms thereof.

(u) “Triggering Events” means each of the following events:

(i) at any time the Corporation has breached any provision of this Amended and Restated Certificate of Designation and such breach remains uncured for a period of five (5) consecutive Trading Days (the “Cure Period”), except as set forth in Section 10(n)(ii) below for which such Cure Period shall not apply;

(ii) upon the occurrence of any event explicit stated herein to constitute a “Triggering Event”;

(iii) other than as specifically set forth in another clause of this definition, the Corporation or any of its subsidiaries breaches any material representation or warranty in any material respect (other than representations or warranties subject to material adverse effect or materiality, which may not be breached in any respect) or any material covenant or other material term or material condition of any Transaction Document, except, in the case of a breach of a material covenant or other material term or material condition that is curable, only if such breach remains uncured for a period of five (5) consecutive Trading Days; or

(iv) a false or inaccurate certification (including a false or inaccurate deemed certification) by the Corporation as to whether any Triggering Event has or has not occurred.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this __ day of March 2019.

By:
Name:	Miles Jennings
Title:	Chief Executive Officer

EXHIBIT I

TRULI TECHNOLOGIES, INC.

CONVERSION NOTICE

Reference is made to the Amended and Restated Certificate of Designation, Preferences and Rights of the Series E Convertible Preferred Stock of Truli Technologies, Inc. (the “Amended and Restated Certificate of Designations”). In accordance with and pursuant to the Amended and Restated Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series E Convertible Preferred Stock, $0.0001 par value per share (the “Preferred Shares”), of Truli Technologies, Inc., a Delaware corporation (the “Corporation”), indicated below into shares of common stock, $0.0001 par value per share (the “Common Stock”), of the Corporation, as of the date specified below.

Date of Conversion:
Aggregate number of Preferred Shares to be converted
Aggregate Stated Value of such Preferred Shares to be converted:
Aggregate accrued and unpaid dividends and accrued and unpaid Late Charges with respect to such Preferred Shares and such aggregate dividends to be converted:
AGGREGATE CONVERSION AMOUNT TO BE CONVERTED:
Please confirm the following information:
Conversion Price:
Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the applicable Preferred Shares are being converted to Holder, or for its benefit, as follows:

☐	Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

☐	Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant:
DTC Number:
Account Number:

Date: _____________ __,

Name of Registered Holder

By:
Name:
Title:

Tax ID:____________________________
Facsimile:__________________________

E-mail Address:

EXHIBIT II

ACKNOWLEDGMENT

The Corporation hereby acknowledges this Conversion Notice and hereby directs _________________ to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated _____________, 20__ from the Corporation and acknowledged and agreed to by ________________________.

TRULI TECHNOLOGIES, INC.

By:
Name:
Title:

Exhibit E

Certificate of Elimination for the Truli Series B Preferred Stock

(Pursuant to Section 151 (g) of the Delaware General Corporation Law)

TRULI TECHNOLOGIES, INC. (the “Company”), a corporation organized and existing under the laws of the State of Delaware, certifies as follows:

FIRST: By a Certificate of Designations filed with the Secretary of State of the State of Delaware on October 24, 2017 (the “Series B Certificate of Designations”), the Company authorized the issuance of a series of preferred stock consisting of 1,875,000 shares, par value $0.0001 per share, designated as the Series B Convertible Preferred Stock (the “Series B Preferred Stock”), and established the designations and the voting and other powers, preferences and the relative participating, optional or other rights and the qualifications, limitations and restrictions thereof.

SECOND: None of the authorized shares of Series B Preferred Stock are outstanding and none will be issued.

THIRD: Pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”) and the authority vested in the Board of Directors by the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), the Board of Directors adopted the following resolutions approving the elimination of the Series B Preferred Stock, as set forth herein:

NOW THEREFORE LET IT BE:

RESOLVED, that none of the authorized shares of Series B Preferred Stock are outstanding and none will be issued; it is further

RESOLVED, that the Chief Executive Officer of the Company is authorized and directed in accordance with Section 151(g) of DGCL, to file with the Secretary of State of Delaware a certificate of elimination, eliminating from the Certificate of Incorporation of the Company all matters set forth in the Series B Certificate of Designations with respect to the Series B Preferred Stock and to pay any fees related to such filing.

FOURTH: Pursuant to the provisions of Section 151(g) of the DGCL, all references to Series B Preferred Stock in the Certificate of Incorporation, are hereby eliminated, and the authorized shares of Series B Preferred Stock are hereby returned to the status of authorized but unissued shares of preferred stock of the Company, without designation as to series.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be executed by its duly authorized officer as of this ___ day of March, 2019.

By: Miles Jennings, Chief Executive Officer

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